UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Exchange Act of 1934 (Amendment No.    )
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HEALTHCARE TRUST OF AMERICA, INC.
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PROXY STATEMENT
FOR

2020
ANNUAL MEETING
OF STOCKHOLDERS

HTA
Healthcare Trust *of* America, Inc.
Dedicated Owner of Best in Class Medical Office

NYSE: HTA

16435 N. Scottsdale Road, Suite 320 Scottsdale, Arizona 85254 (480) 998-3478 www.htareit.com

LETTER FROM THE BOARD OF DIRECTORS
DEAR STOCKHOLDERS:
As members of the Board of Directors, we appreciate your interest and investment in Healthcare Trust of America (“HTA”). As a company, HTA has grown into the leading owner and operator of medical office buildings in the United States, with a national portfolio and operating platform that produces results for our tenants, our employees, and our stockholders. This has been demonstrated by our leading position in 15-20 key markets in the U.S. along with the Company’s financial performance and stockholder returns, where we have outperformed the broader U.S. REIT Index (RMS) and SNL U.S. REIT Healthcare Index since our founding in 2006.
As a Board, we are committed to governing HTA in a transparent manner that utilizes governance best-practices that are focused on creating disciplined, long-term value for stockholders. As the company and sector have evolved, we have taken significant actions to remain at the forefront of governance best practices, including addressing diversity and adding new expertise to the Board, and enacting policies that ensure alignment with stockholders. We are committed to continuing this focus on diversity, expertise and governance best practices as HTA moves into the new decade.
Corporate Governance
Over the last several years, the Board of Directors has taken several actions that we believe improve our responsiveness to and alignment with stockholders. In 2020 alone, we have (i) amended our bylaws to allow for complete stockholder access to our by-laws, (ii) replaced 2 retiring board members who have served us well since our founding with 2 new members who bring new and relevant expertise, and (iii) overseen the Company’s inaugural ESG report. This continues our actions taken over the last several years, including (i) the election of three new independent members to the Board, (ii) opting out of the classified board provisions of the Maryland Unsolicited Takeovers Act, which would allow us to stagger the Board of Directors without stockholder approval, and (iii) adding an age limit for Board members. As the environment for best practices in governance matters has changed, we believe our Board has responded in a manner consistent with our stockholders’ best interests.
Pay-for-Performance
The Compensation Committee of our Board is responsible for the design, implementation and execution of the Company’s compensation program with a goal of creating a strong alignment of pay-for-performance. This responsibility includes listening to and considering our stockholders’ views and feedback on executive compensation. We review total compensation at year-end in order to ensure that the total compensation for executives is reflective of both performance for the year and broader peer compensation practices. We have amended our compensation plan over the last several years and believe the results have closely aligned management with stockholders.
2020 Annual Meeting of Stockholders
On behalf of the Board of Directors, we invite you to attend the 2020 Annual Meeting of Stockholders of Healthcare Trust of America, Inc. The meeting will be held on July 7, 2020 at 9:00 a.m. local time, at Westin Kierland, located at 6902 East Greenway Parkway, Scottsdale, Arizona 85254. We look forward to your attendance.
Our current intention is to hold the Annual Meeting in person on July 7, 2020, however, we are actively monitoring developments related to coronavirus (COVID-19). In the event that holding the Annual Meeting in person is not possible, or the Board determines it is inadvisable, we will announce the alternative meeting arrangements in advance, which may include holding the Annual Meeting exclusively by electronic means via the Internet. We will provide any updated information on our Annual Meeting website at http://ir.htareit.com/annualmeeting. If you are planning to attend the Annual Meeting, please check the website one week prior to the Annual Meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.
Attached are the Notice of Annual Meeting of Stockholders and proxy statement for the 2020 Annual Meeting of Stockholders. They describe the formal business to be considered and acted upon by the stockholders.
At the 2020 Annual Meeting of Stockholders, we will present a report on the status of our business, our portfolio of properties and other related matters. Our stockholders will also have an opportunity to ask questions at the meeting.

YOUR VOTE IS VERY IMPORTANT. Regardless of the number of our shares you own, it is very important that your shares be represented at the 2020 Annual Meeting of Stockholders. Accordingly, whether or not you intend to be present at the 2020 Annual Meeting of Stockholders in person, we urge you to submit your proxy as soon as possible. If you received a paper copy of the proxy materials by mail, you may authorize a proxy to vote your shares by doing any one of the following: go to the Internet site address listed on your proxy or voting instruction card; call the toll-free number listed on your proxy or voting instruction card; or sign, date and return in the pre-addressed envelope provided the enclosed proxy or voting instruction card. If you received only a Notice of Internet Availability of Proxy Materials (the “Notice”), by mail, you may authorize a proxy to vote your shares at the Internet site address listed on your Notice. You may also request a paper copy of the proxy materials by visiting the Internet site address listed on your Notice, calling the toll-free number listed on your Notice or sending an e-mail to the address listed on your Notice. This will not prevent you from voting in person at the 2020 Annual Meeting of Stockholders, but will assure that your vote will be counted if you are unable to attend the 2020 Annual Meeting of Stockholders.
Thank you for your attention to this matter and for your continued support of, and interest in, our Company.

Sincerely,

Scott D. Peters	W. Bradley Blair, II
Chief Executive Officer, President and Chairman	Lead Independent Director

Vicki U. Booth	H. Lee Cooper
Independent Director	Independent Director

Maurice J. DeWald	Warren D. Fix
Independent Director	Independent Director

Peter N. Foss	Jay P. Leupp
Independent Director	Independent Director

Larry L. Mathis	Gary T. Wescombe
Independent Director	Independent Director

16435 N. Scottsdale Road, Suite 320 Scottsdale, Arizona 85254 (480) 998-3478 www.htareit.com
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JULY 7, 2020
NOTICE IS HEREBY GIVEN that the 2020 Annual Meeting of Stockholders of Healthcare Trust of America, Inc., a Maryland corporation, will be held on July 7, 2020 at 9:00 a.m. local time, at the Westin Kierland, located at 6902 East Greenway Parkway, Scottsdale, Arizona 85254, for the following purposes:

Item
Proposal 1: To consider and vote upon the election of the eight director nominees named in this proxy statement, each to hold office until the 2021 Annual Meeting of Stockholders and until his or her successor is duly elected and qualifies.

Proposal 2: To consider and vote upon the approval, on a non-binding, advisory basis, of the compensation of our named executive officers (“NEOs”) (Say-on-Pay).
Proposal 3: To consider and vote upon the ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2020.

Other Business: To consider and vote upon the transaction of such other business as may properly come before the 2020 Annual Meeting of Stockholders and any postponement or adjournment thereof.
These items are discussed in the accompanying proxy statement. The proxy statement is made a part of this Notice of Annual Meeting. Our stockholders of record as of the close of business on April 15, 2020, are entitled to notice of, and to vote at, the 2020 Annual Meeting of Stockholders. We reserve the right, in our sole discretion, to postpone or adjourn the 2020 Annual Meeting of Stockholders to provide more time to solicit proxies for the meeting. We have made these materials available to you on the Internet, or upon your request, we have delivered printed versions of these materials to you by mail. The proxy materials for the 2020 Annual Meeting of Stockholders, including this Notice of Annual Meeting and the accompanying proxy statement, are being made available to stockholders entitled to vote at the 2020 Annual Meeting of Stockholders on or about May 15, 2020.
Important Notice Regarding Availability of Proxy Materials for the Stockholder Meeting to Be Held on July 7, 2020: Your vote is important to us and, thus, we urge you to submit your proxy early. You may revoke your proxy at any time prior to its exercise. If you attend the 2020 Annual Meeting of Stockholders, you may vote in person if you wish, even if you previously voted or authorized a proxy to vote your shares. This proxy statement and our 2019 Annual Report on Form 10-K for the year ended December 31, 2019 (the “2019 Annual Report”) are available electronically at our website at www.htareit.com. We are utilizing the U.S. Securities and Exchange Commission (“SEC”) rules that allow issuers to furnish proxy materials to their stockholders on the Internet. As a result, we are mailing to most of our stockholders the Notice instead of a paper copy of this proxy statement and the 2019 Annual Report. The Notice contains instructions on how to access those documents and authorize your proxy online. The Notice also contains instructions on how each of those stockholders can receive a paper copy of the proxy materials, including this proxy statement, the 2019 Annual Report and a form of proxy card or voting instruction card. All stockholders who do not receive a Notice, such as stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the 2020 Annual Meeting of Stockholders.

By Order of the Board of Directors,

Robert A. Milligan
Chief Financial Officer, Secretary and Treasurer

HEALTHCARE TRUST OF AMERICA, INC.
PROXY STATEMENT
The Board of Directors of Healthcare Trust of America, Inc., a Maryland corporation (“HTA” or the “Company”), is soliciting proxies for exercise at the 2020 Annual Meeting of Stockholders to be held on July 7, 2020 at 9:00 a.m. local time, at Westin Kierland, located at 6902 East Greenway Parkway, Scottsdale, Arizona 85254, and at any postponement or adjournment thereof, for the purposes set forth in the attached Notice of Annual Meeting. Unless otherwise indicated or required by the context, as used in this proxy statement, “the Company,” “we,” “us,” and “our” refer to HTA.
On or about May 15, 2020, the Notice and these proxy materials for the 2020 Annual Meeting of Stockholders, including this proxy statement, are being made available to stockholders entitled to vote at the 2020 Annual Meeting of Stockholders. We are utilizing the SEC rules that allow issuers to furnish proxy materials to their stockholders on the Internet. As a result, we are mailing to most of our stockholders the Notice instead of a paper copy of this proxy statement and our 2019 Annual Report. The Notice contains instructions on how to access those documents and authorize a proxy online. The Notice also contains instructions on how each stockholder can receive a paper copy of the proxy materials, including this proxy statement, the 2019 Annual Report and a form of proxy card or voting instruction card. All stockholders who do not receive a Notice, such as stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail.
The following questions and answers relate to the 2020 Annual Meeting of Stockholders:
What is the purpose of the 2020 Annual Meeting of Stockholders?
The following table summarizes the proposals to be considered and voted upon at the 2020 Annual Meeting of Stockholders and the Board of Directors voting recommendation with respect to each proposal.

Item	Vote Required	Routine/ Non-Routine	Director Voting Recommendation
Proposal 1: The election of the eight director nominees named in this proxy statement, each to hold office until the 2021 Annual Meeting of Stockholders and until his or her successor is duly elected and qualifies.
	Majority of Votes Cast	Non-Routine	FOR
Proposal 2: The approval, on a non-binding, advisory basis, of the compensation of our named executive officers (“NEOs”) (Say-on-Pay).	Majority of Votes Cast	Non-Routine	FOR
Proposal 3: The ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2020.	Majority of Votes Cast	Routine	FOR
Additionally, at the 2020 Annual Meeting of Stockholders, our management will report on our accomplishments to date, including our business and our portfolio of properties. Management will also respond to questions from stockholders.
What happens if additional proposals are presented at the 2020 Annual Meeting of Stockholders?
Other than the matters described in this proxy statement, we are not aware of any additional matters to be presented for a vote at the 2020 Annual Meeting of Stockholders. If other matters are presented and you are voting by proxy, your proxy grants the individuals named as proxy holders the discretion to vote your shares in the Company as they see fit on any additional matters properly presented for a vote at the 2020 Annual Meeting of Stockholders.
Who is entitled to vote?
Only stockholders of record at the close of business on April 15, 2020, the record date for the 2020 Annual Meeting of Stockholders, are entitled to receive notice and to vote the shares of Class A common stock of the Company, $0.01 par value per share (the “common stock”), that they hold on that date at the 2020 Annual Meeting of Stockholders, including any postponement or adjournment thereof. As of the record date, we had 218,482,526 shares of common stock of the Company issued and outstanding and entitled to vote. You are entitled to one vote for each share of common stock of the Company you held as of the record date.

What is the difference between a “record holder” and stockholder who holds stock in “street name”?

Stockholders of Record: If your shares in the Company are registered in your name with our transfer agent, Computershare, you are a stockholder of record with respect to those shares in the Company and the Notice or proxy materials were sent directly to you by Broadridge Financial Solutions.

Street Name Holders: If you hold your shares in the Company in an account at a bank or broker, then you are the beneficial owner of those shares held in “street name”. The Notice or proxy materials were forwarded to you by your bank or broker, who is considered the stockholder of record for purposes of voting at the 2020 Annual Meeting of Stockholders. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares of common stock in the Company held in your account.

How do I vote?
If you are a stockholder of record of the Company, you may vote or authorize a proxy to vote your shares in one of the following ways:
If you hold shares of common stock of the Company in street name, you may direct how your shares are voted at the 2020 Annual Meeting of Stockholders by submitting voting instructions over the Internet by following the instructions provided in the Notice, or, if you received a printed copy of the proxy materials, you can also submit voting instructions by telephone or mail by following the instructions provided in the voting instruction form sent by the institution that holds your shares. As a beneficial owner of shares of the Company held in street name, you may not vote such shares of common stock of the Company in person at the 2020 Annual Meeting of Stockholders unless you obtain a “legal proxy” from the bank, broker or nominee that holds your shares, giving you the right to vote the shares at the 2020 Annual Meeting of Stockholders. Obtaining a “legal proxy” from your bank, broker or other nominee may take several days.

What are “routine” and “non-routine” matters and how are abstentions and broker non-votes counted?
A broker or other nominee holding shares for a beneficial owner may generally vote on “routine” matters without receiving voting instructions, but may not vote on “non-routine” matters without receiving voting instructions. A broker “non-vote” occurs when a broker, holding shares for a beneficial owner exercises its discretion to vote the uninstructed shares on a particular “routine” proposal but does not vote on a particular “non-routine” proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. The election of directors (Proposal 1) and the non-binding advisory vote to approve the compensation of our NEOs (Proposal 2) are considered “non-routine” matters and, therefore, a broker may not vote shares held for a beneficial owner without instructions and there may consequently be broker non-votes in connection with such proposals. Therefore, we strongly encourage you to instruct your broker how you wish it to vote your shares of the Company. The ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for 2020 (Proposal 3) is considered a “routine” matter and, therefore, a broker may vote shares of the Company held for a beneficial owner without instructions and no broker non-votes are expected to occur in connection with Proposal 3. For purposes of the foregoing proposals, abstentions and broker non-votes, if any, will not be counted as votes cast and, therefore, will not affect the outcomes of Proposal 1, Proposal 2 and Proposal 3. Pursuant to Maryland law, broker non-votes and abstentions are not considered votes cast, but are counted as present for quorum purposes.
What constitutes a quorum?
If stockholders entitled to cast a majority of all of the votes entitled to be cast are present at the 2020 Annual Meeting of Stockholders, either in person or by proxy, we will have a quorum at the meeting, permitting the conduct of business at the meeting. Abstentions and broker non-votes, if any, will be considered present for determining the presence of a quorum.
Can I revoke my proxy after I have voted?
You may revoke your proxy at any time before the proxy is exercised at the 2020 Annual Meeting of Stockholders by:

•	delivering to our Secretary a written notice of revocation;

•
attending the 2020 Annual Meeting of Stockholders and voting in person (although attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request);

•	returning a properly signed proxy card bearing a later date than your first proxy card (if received before the 2020 Annual Meeting of Stockholders); or

•	authorizing a later dated proxy using the telephone or Internet (if received before the deadline for telephone or Internet proxies).
If you hold shares of common stock of the Company in street name, you will need to contact the institution that holds your shares and follow its instructions for revoking a proxy.
What vote is required to approve each proposal that comes before the 2020 Annual Meeting of Stockholders?

Election of directors: To elect a director nominee, the affirmative vote of a majority of all votes cast at a meeting at which a quorum is present must be cast in favor of the nominee. This means a director nominee must receive more votes “for” than “against” to be elected, with abstentions and broker non-votes not counting as votes “for” or “against.” If an incumbent director nominee fails to receive the required number of votes for reelection, then under Maryland law, he or she will continue to serve as a “holdover” director until his or her successor is duly elected and qualifies.

Advisory vote to approve the compensation of our NEOs: The affirmative vote of a majority of all votes cast at a meeting at which a quorum is present is required for the approval, on a non-binding, advisory basis, of the compensation of our NEOs, as disclosed in this proxy statement. Abstentions and broker non-votes will not be treated as votes cast and, therefore, will not affect the outcome.

Ratification of auditors: To approve the ratification of the appointment of Deloitte, the affirmative vote of a majority of all votes cast at a meeting at which a quorum is present must be cast in favor of the proposal. Abstentions will have no impact on the proposal to ratify the appointment of Deloitte. The ratification of the appointment of Deloitte is deemed a “routine” matter and brokers will be permitted to vote uninstructed shares as to such matter.

How can I find the results of the 2020 Annual Meeting of Stockholders?
Preliminary results will be announced at the 2020 Annual Meeting of Stockholders. We intend to publish final results in a Current Report on Form 8-K filed with the SEC within four business days after the 2020 Annual Meeting of Stockholders.
What happens if the 2020 Annual Meeting of Stockholders is postponed or adjourned?
Your proxy will still be effective and will be voted at the rescheduled 2020 Annual Meeting of Stockholders. You will still be able to change or revoke your proxy until it is voted.

Who will bear the costs of soliciting votes for the 2020 Annual Meeting of Stockholders?
The Company will bear the entire cost of the solicitation of proxies from its stockholders. We have retained Broadridge Financial Solutions to assist us in connection with the solicitation of proxies for a fee of approximately $4,500, plus reasonable out-of-pocket expenses. In addition to the mailing of the Notices and these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors and officers, who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding the Notice and proxy solicitation materials to our stockholders.
How do I get additional copies of SEC filings?
Copies of our financial reports, including our reports to the SEC filed on Forms 10-K and 10-Q, with financial statements and financial statement schedules, but without exhibits, are available without cost by sending your written request to: Healthcare Trust of America, Inc., 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary, or by calling (480) 998-3478, or by sending an e-mail to the following address: info@htareit.com. We file information electronically with the SEC, and the SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. Copies of SEC filings, including exhibits, can also be obtained free of charge by clicking on “SEC Filings” under “Investor Relations” on our website at www.htareit.com. This website address is provided for your information and convenience. Our website is not incorporated into this proxy statement and should not be considered part of this proxy statement. You can obtain a copy of any listed exhibit to a Form 10-K or Form 10-Q by sending your written request to our Secretary at the address furnished above. We will furnish the copy upon payment of a fee to reimburse our expenses.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS
This proxy statement contains both historical and forward-looking statements. Forward-looking statements are based on current expectations, plans, estimates, assumptions and beliefs, including expectations, plans, estimates, assumptions and beliefs about the Company, the real estate industry and the debt and equity capital markets. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Forward-looking statements include information concerning possible or assumed future results of operations of the Company. The forward-looking statements included in this proxy statement are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's control. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the Company's actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	the Company's ability to effectively deploy proceeds of offerings of securities;

•	changes in economic conditions affecting the healthcare property sector, the commercial real estate market and the credit market;

•	competition for acquisition and development of medical office buildings and other facilities that serve the healthcare industry;

•	the Company's ability to acquire or develop real properties, and to successfully operate those properties once acquired or developed;

•
pandemics and other health concerns, and the measures intended to prevent their spread, including the currently ongoing COVID-19 pandemic, could have a material adverse effect on our business, results of operations, cash flows and financial condition;

•	economic fluctuations in certain states in which the Company's investments are geographically concentrated;

•
financial stability and solvency of the Company's tenants, including the ability and willingness of the Company's tenants or borrowers to satisfy obligations under their respective contractual arrangements with the Company and the potential inability of the Company to enforce its rights under its leases during the pendency of any pandemic;

•
the ability and willingness of the Company's tenants to renew their leases with the Company upon expiration of the leases or the Company's ability to reposition its properties on the same or better terms in the event of a nonrenewal or in the event the Company exercises its right to replace an existing tenant;

•	fluctuations in reimbursements from third party payors such as Medicare and Medicaid;

•	supply and demand for operating properties in the market areas in which the Company operates;

•	changes in operating expenses of the Company's properties including, but not limited to, expenditures for property taxes, property and liability insurance premiums, and utility rates;

•	the Company's ability and the ability of its tenants to obtain and maintain adequate property, liability and other insurance from reputable, financial stable providers;

•
restrictive covenants on certain of the Company's properties subject to ground leases that may restrict or limit the uses of its properties and the types of tenants the Company is able to lease to, and the Company's ability to attract new tenants;

•	the impact from damage to the Company's properties from, or increased operating costs associated with, catastrophic weather and other natural events and the physical effect of climate change;

•	retention of the Company's senior management team and its ability to attract and retain qualified key personnel;

•	legislative and regulatory changes, including changes to laws governing the taxation of real estate investment trusts ("REITs") and changes to laws governing the healthcare industry;

•	changes in interest rates, including changes a as result of the potential phasing out of the London Inter-bank Offered Rate ("LIBOR");

•	the availability of capital and financing;

•	restrictive covenants in the Company's credit facilities;

•	changes in the Company's credit ratings;

•	HTA's ability to remain qualified as a REIT;

•	changes in accounting principles generally accepted in the United States, policies and guidelines applicable to REITs; and

•	the risk factors set forth in the Company's 2019 Annual Report or any subsequent filings with the SEC.
Forward-looking statements speak only as of the date made. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they are made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included in this proxy statement or that may be made elsewhere from time to time by, or on behalf of, the Company.

OVERVIEW OF 2019 PERFORMANCE

$7.3B GROSS INVESTMENTS	~25M SF LARGEST ON-CAMPUS OWNER	220% TOTAL SHAREHOLDER RETURNS (Since December 2006)	BBB/Baa2 INVESTMENT GRADE BALANCE SHEET
HTA is a real estate investment trust (“REIT”) and the largest dedicated owner and operator of medical office buildings (“MOBs”) in the United States (“U.S.”). Our MOBs are held by special purpose entities that are primarily controlled by our operating partnership, Healthcare Trust of America Holdings, LP (“HTALP”). Our primary objective is to generate stockholder value through consistent and growing dividends and appreciation in the real property values of our assets.
Since inception, we have invested $7.3 billion primarily in MOBs, development projects, land and other healthcare real estate assets that are primarily located in 20 to 25 high-quality markets that possess above-average economic and socioeconomic drivers. Our portfolio consists of approximately 24.8 million square feet of gross leasable area (“GLA”) throughout the U.S. As of December 31, 2019, approximately 66% of our portfolio was located on the campuses of, or adjacent to, nationally and regionally recognized healthcare systems. We believe these key locations and affiliations create significant demand from healthcare related tenants for our properties. Further, our portfolio is primarily concentrated within major U.S. metropolitan statistical areas (“MSAs”) that we believe will provide above-average economic growth and socioeconomic benefits over the coming years. As of December 31, 2019, we had approximately 1 million square feet of GLA in ten of our top 20 key markets and approximately 93% of our portfolio, based on GLA, is located in the top 75 MSAs, with Dallas, Houston, Boston, Tampa and Hartford/New Haven being our largest markets by investment.
We focus on providing steady and dependable cash flow growth by operating our existing portfolio of high quality MOBs through our sector leading, full-service operating platform. This platform was started in 2011 and operates 95% of our total portfolio. Our performance is demonstrated through consistently high tenant retention and leasing spreads, stable occupancy, expense savings and margin expansion, as demonstrated through our Same-Property Cash net operating income (“NOI”) revenue growth, which leads to high levels of Same-Property Cash NOI growth.
Financial Performance

•
For the year ended December 31, 2019, net income attributable to common stockholders was $0.14 per diluted share, or $30.2 million, compared to $1.02 per diluted share, or $213.5 million, for the year ended December 31, 2018. These per share numbers included $21.6 million of debt extinguishment costs, or $(0.10) per diluted share for 2019, and a gain on sale of real estate, net of $166.0 million, or $0.79 per diluted share, for 2018.

•
For the year ended December 31, 2019, HTA’s Funds From Operations (“FFO”), as defined by NAREIT, was $319.7 million, or $1.53 per diluted share, compared to $1.60 per diluted share, or $335.6 million for the year ended December 31, 2018. For 2018, HTA capitalized approximately $4.9 million of initial direct costs which are now expensed as the Company adopted Topic 842 as of January 1, 2019.

•	For the year ended December 31, 2019, HTA’s Normalized FFO was $1.64 per diluted share, or $344.3 million, compared to $1.62 per diluted share, or $340.4 million, for the year ended December 31, 2018.
For additional information on FFO and Normalized FFO, see “FFO and Normalized FFO” under the “Non-generally accepted accounting principles (“GAAP”) Financial Measures” below, which includes a reconciliation to net income attributable to our stockholders and an explanation why we present these non-GAAP financial measures.
Portfolio Operating Performance
We believe we have the largest full-service operating platform in the medical office sector that consists of our in-house property management and leasing, which allows us to better manage and service our existing portfolio. In each of our key markets, we have established a strong in-house asset management and leasing platform that has allowed us to develop valuable relationships with health systems, physician practices, universities, and regional development firms that have led to investment and leasing opportunities for us. Our full-service operating platform has also enabled us to focus on generating cost efficiencies as we gain scale across individual markets and regions.

•	For the year ended December 31, 2019, Same-Property Cash NOI increased 2.7%, or $12.1 million, to $450.9 million, compared to the year ended December 31, 2018.
For additional information on our NOI and Same-Property Cash NOI, see “NOI, Cash NOI and Same-Property Cash NOI” below, which includes a reconciliation to net income and an explanation why we present these non-GAAP financial measures.

•
As of December 31, 2019, our in-house asset management and leasing platform operated approximately 23.5 million square feet of GLA, or 95% of our total portfolio, a significant increase from the 8.8 million square feet, or 70%, of GLA managed in-house in 2012.

•	As of December 31, 2019, our leased rate (which includes leases which have been executed, but which have not yet commenced) was 90.8% by GLA, and our occupancy rate was 89.9% by GLA.

•	We entered into new and renewal leases on approximately 3.6 million square feet of GLA, or over 14.6% of the GLA of our total portfolio, during the year ended December 31, 2019.

•
During the year ended December 31, 2019, our tenant retention for the Same-Property portfolio was 83%, which included approximately 3.2 million square feet of GLA of expiring leases, which we believe is indicative of our commitment to maintaining buildings in desirable locations and fostering strong tenant relationships. Tenant retention is defined as the sum of the total leased GLA of tenants that renewed a lease during the period over the total GLA of leases that renewed or expired during the period.

Key Market Focused Strategy and Investments
We believe we have been one of the most active investors in the medical office sector over the last decade. This has enabled us to create a high quality portfolio focused on MOBs serving the future of healthcare with scale and significance in 20 to 25 key markets.

•
Our investment strategy includes alignment with key healthcare systems, hospitals, and leading academic medical universities. We are the largest owner of on-campus or adjacent MOBs in the country, with approximately 16.4 million square feet of GLA, or 66% of our portfolio, located in these locations. The remaining 34% of our portfolio is located in core community outpatient locations where healthcare is increasingly being delivered.

•
Over the last several years, our investments have been focused in our 20 to 25 key markets which we believe will outperform the broader U.S. market from an economic and demographic perspective. As of December 31, 2019, approximately 93% of our portfolio’s GLA is located in the top 75 MSAs. Our key markets represent top MSAs with strong growth metrics in jobs, household income and population, as well as low unemployment and mature healthcare infrastructures. Many of our key markets are also supported by strong university systems.

•
Our key market focus has enabled us to establish scale and effectively utilize our asset management and leasing platform to deliver consistent same store growth and additional yield on investments, and also cost effective service to tenants. As of December 31, 2019, we had approximately 1 million square feet of GLA in ten of our top 20 key markets and approximately 0.5 million square feet of GLA in 17 of our top 20 markets. We expect to establish this scale across 20 to 25 key markets as our portfolio expands.

•
During the year ended December 31, 2019, we closed $560.5 million of investments totaling approximately 1.6 million square feet of GLA, with expected year-one contractual yields of approximately 6.1% after operating synergies. These properties were approximately 93% occupied as of closing, and are located within our key markets. Over 55% of these properties are located on or adjacent to hospital campuses, and, all were acquired on a fee-simple basis.

•
During the year ended December 31, 2019, we completed the disposition of 4 MOBs, located in Hilton Head, South Carolina and Santa Fe, New Mexico for an aggregate gross sales price of $4.9 million, representing approximately 51 thousand square feet of GLA, and generating net losses of $0.2 million.

•
During the year ended December 31, 2019, we announced agreements to develop two new on-campus MOBs located in the key markets of Dallas, Texas and Bakersfield, California with anticipated costs of approximately $90 million and totaling approximately 191,000 square feet of GLA. The new development projects are expected to be more than 73% pre-leased with anticipated yields over 6.5%. Additionally, in 2019, HTA announced plans to redevelop two MOBs located in Los Angeles, California with estimated costs of approximately $20 million and totaling approximately 105,000 square feet of GLA.

Financial Strategy and Balance Sheet Flexibility

•
As of December 31, 2019, we had total leverage, measured by debt less cash and cash equivalents to total capitalization, of 28.9%. Total liquidity was $1.2 billion, inclusive of $900.0 million available on our unsecured revolving credit facility, $306.2 million of forward equity agreements, and cash and cash equivalents of $32.7 million as of December 31, 2019.

•
In 2019, we completed two debt transactions: (i) issued $900.0 million in senior, unsecured notes with a weighted average interest rate of 3.04% per annum and a weighted average maturity of 9.5 years, and we used the net proceeds from the issuance to redeem $700.0 million worth of senior notes and to pay down the unsecured revolving credit facility. As part of these repayments, HTA incurred debt extinguishment costs of approximately $21.6 million and (ii) hedged $500 million of our term loans at 2.44% per annum which effectively fixed the interests rates of the entire portfolio of the Company, except for the revolving credit facility.

•	As of December 31, 2019, the weighted average remaining term of our debt portfolio was 6.3 years, including extension options.

•	During the year ended December 31, 2019, we paid down approximately $97.4 million of outstanding secured mortgage loans.

•	In November 2019, we refreshed our at the market ("ATM") offering program of common stock for an additional aggregate sales amount of up to $750.0 million.

•
During 2019, HTA issued a total of $637.6 million in equity, comprised of approximately 21.6 million shares of common stock under its ATM offering program on a forward basis at an average price of $29.59 per share, of which, $584.9 million comprised of 19.7 million shares were issued in Q4 2019 at an average price of $29.68 per share. During 2019, HTA received net proceeds of $323.4 million on 11.1 million shares that settled, of which net proceeds of $271.6 million for 9.3 million shares were attributable to Q4 2019 settlements. Accordingly, we have approximately 10.5 million shares expected to settle in 2020 for net proceeds of $306.2 million, subject to adjustment for costs to borrow under the terms of the applicable equity distribution agreements.

Stockholder Returns
Since our founding in 2006 through the year ended December 31, 2019, we have been one of the top performing public REITs in the U.S., generating total stockholder returns of 220%, which outperforms the S&P 500 and the U.S. REIT Index (RMS), measured from January 1, 2007 to December 31, 2019.

HTA Total Returns (Since Inception)

225%
175%
125%
75%
25%
-25%
-75%
HTA: 220%
S&P: 200%
RMS: 105%
12/29/2006
12/29/2007
12/29/2008
12/29/2009
12/29/2010
12/29/2011
12/29/2012
12/29/2013
12/29/2014
12/29/2015
12/29/2016
12/29/2017
12/29/2018
12/29/2019
HTA
US REIT Index (RMS)
S&P 500

*As of 12.31.19

Since listing on the NYSE in 2012 through the year ended December 31, 2019, we have been one of the top performing public REITs in the U.S., generating total stockholder returns of 114%, which outperforms the U.S. REIT Index (RMS), measured from January 13, 2013 to December 31, 2019.

HTA Total Returns (Since Listing)

170%
150%
130%
110%
90%
70%
50%
30%
10%
-10%
1/16/2013
7/16/2013
1/16/2014
7/16/2014
1/16/2015
7/16/2015
1/16/2016
7/16/2016
1/16/2017
7/16/2017
1/16/2018
7/16/2018
1/16/2019
7/16/2019
S&P:188%
HTA:114%
RMS:101%
SNL HC REIT Index:84%
HTA
US REIT Index (RMS)
S&P 500
SNL HC REIT

*As of 12.31.19

Environmental, Social and Governance
In response to shareholder feedback, in January 2020, we issued our inaugural Sustainability Report, which is available by clicking on “Corporate Social Responsibility” under “About HTA” on our website at www.htareit.com.
Throughout our portfolio, we are focused on sustainability and operating efficiency improvements in our buildings. These efforts include: (i) local sustainability initiatives; (ii) capital investments in energy efficiency projects, such as energy management systems, LED lighting, and upgraded HVAC; and (iii) operating procedure best-practices that drive efficiency. We believe these efforts reduce our environmental footprint while also lowering operating costs, which directly benefits our tenants and the community. We believe that sustainability is an important concept and supports our goal of increasing stockholder value through earnings growth. By leveraging our national platform, we continue to reduce our environmental impact and we are establishing measurable goals and benchmarks to facilitate the performance of our buildings.
We also focus on engaging and bettering the community in the 20-25 key markets in which we operate. We invest in local charitable efforts related to healthcare providers and have employees in over 25 markets; we focus on attracting, rewarding, and retaining talented employees by providing an environment that is both cohesive and collaborative. Our employees are awarded competitive compensation packages, including healthcare benefits, participation in a 401(k) plan and paid time-off. We are focused on creating a healthy workplace that promotes health and wellness and we are devoted to philanthropic initiatives that improve the overall well-being of our communities.
We will continue to increase our commitment to the environment and seek to drive positive change and value creation for our Company, community, tenants, employees, and stockholders. We believe that integrating sustainability initiatives throughout our business is critical to our long-term success.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board of Directors currently consists of ten directors, and eight of these directors are being nominated to serve as directors pursuant to this proxy statement. Our charter and bylaws provide for a minimum of three and a maximum of 15 directors. Upon the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated each of the following incumbent directors for reelection to our Board of Directors to serve until the 2021 Annual Meeting of Stockholders and until their respective successors are duly elected and qualifies: Scott D. Peters; W. Bradley Blair, II; Vicki U. Booth; H. Lee Cooper; Warren D. Fix; Peter N. Foss; Jay P. Leupp; and Gary T. Wescombe.
Maurice J. DeWald and Larry L. Mathis have elected not to stand for re-election as directors at the 2020 Annual Meeting. As a result, Mr. DeWald and Mr. Mathis are not director nominees in this Proxy Statement.
Unless otherwise instructed on the proxy, the shares represented by proxies will be voted “FOR” all nominees who are named below. Each of the nominees has consented to being named as a nominee in this Proxy Statement and has agreed that, if elected, he or she will serve on the Board of Directors until the 2021 Annual Meeting of Stockholders and until his or her successor is duly elected and qualifies. If any nominee becomes unable or unwilling for good cause to serve as a director if elected, the shares represented by proxies may be voted for a substitute nominee designated by the Board of Directors or the Board of Directors may choose to reduce the number of directors serving on the Board of Directors. We are not aware of any family relationship among any of the nominees to become directors or NEOs of the Company. Each of the nominees for election as a director has advised us that there is no arrangement or understanding of any kind between him or her and any other person relating to his or her election as a director except that such nominees have agreed to serve as our directors if elected.
Our Board of Directors recommends a vote “FOR” all nominees named below for election as directors.

Director Nominees
Biographical Information
The following table and biographical descriptions set forth information with respect to the individuals who are our director nominees.

Scott D. Peters
Chief Executive Officer, President and Chairman of the Board of Directors
Age: 62
Director Since: 2006
Committees: None

Biographical Description:
Mr. Peters has served as the Chairman of the Board of Directors since July 2006, Chief Executive Officer since April 2006 and President since June 2007. He served as the Chief Executive Officer, President and a director of Grubb & Ellis Company (“GBE”), our former sponsor, from December 2007 to July 2008, and as the Chief Executive Officer, President and director of NNN Realty Advisors, a wholly owned subsidiary of GBE, from its formation in September 2006. Through the time of its merger with GBE, Mr. Peters served as the Executive Vice President and Chief Financial Officer of Triple Net Properties, Inc. from September 2004 to November 2006. From April 2006 to 2007, Mr. Peters served as a director of NNN Apartment REIT, Inc. Mr. Peters served as President and Chief Executive Officer of G REIT, Inc. from 2005 to 2006, having previously served as the company’s Executive Vice President and Chief Financial Officer from September 2004. From February 1997 to February 2007, Mr. Peters served as Senior Vice President, Chief Financial Officer and a director of Golf Trust of America, Inc. (now known as Pernix Therapeutics Holdings, Inc. (NYSE MKT LLC: PTX)), a publicly traded REIT. From 1992 through 1996, Mr. Peters served as Executive Vice President and Chief Financial Officer of the Pacific Holding Company in Los Angeles. From 1988 to 1992, Mr. Peters served as Senior Vice President and Chief Financial Officer of Castle & Cooke Properties, Inc. Mr. Peters received a B.B.A. degree in Accounting and Finance from Kent State University.

Board Experience and Qualifications:
Mr. Peters has over 25 years of experience in managing publicly traded REITs and brings to the Company insight into all aspects of our business due to both his current role and his history with the Company. Mr. Peters co-founded the Company in 2006 and has served as our Chief Executive Officer since inception. Mr. Peters also has substantial expertise in finance, accounting and real estate, having previously served a variety of companies as chief financial officer. His comprehensive experience and extensive knowledge and understanding of the healthcare and real estate industries has been instrumental in the creation, development and growth of the Company, as well as our current investment strategy.

W. Bradley Blair, II
Lead Independent Director of the Board of Directors / Financial Expert
Age: 76
Director Since: 2006
Committees: Audit, Compensation, Nominating and
Corporate Governance, and Investment (Chair)

Biographical Description:
Mr. Blair was appointed as the lead independent director of our Board of Directors in December 2014 and has served as an independent director of the Company since September 2006. Mr. Blair served as the Chief Executive Officer, President and Chairman of the board of directors of Golf Trust of America, Inc. (now known as Pernix Therapeutics Holdings, Inc. (NYSE MKT LLC: PTX)) from the time of its formation as a REIT and initial public offering in 1997 until his resignation and retirement in November 2007. During that term, Mr. Blair managed the acquisition, operation, leasing and disposition of the assets of the portfolio. From 1993 until February 1997, Mr. Blair served as Executive Vice President, Chief Operating Officer and General Counsel for The Legends Group. As an officer of The Legends Group, Mr. Blair was responsible for all aspects of its operations, including acquisitions, development and marketing. From 1978 to 1993, Mr. Blair was the managing partner at Blair Conaway Bograd & Martin, P.A., a law firm specializing in real estate, finance, taxation and acquisitions. Currently, Mr. Blair operates the Blair Group, a consulting practice, which focuses on real estate acquisitions and finance. Mr. Blair received a B.S. degree in Business from Indiana University in Bloomington, Indiana and a Juris Doctorate degree from the University of North Carolina School of Law. Mr. Blair is a member of the American Bar Association and the North Carolina Bar Association.

Board Experience and Qualifications:
Mr. Blair, the lead independent director of the Board of Directors, provides the Company broad real estate and legal experience, having served a variety of companies in advisory, executive and/or director roles for over 40 years, including over 10 years as chief executive officer, president and chairman of the board of directors of a publicly traded REIT. He also operates a consulting practice which focuses on real estate acquisitions and finance. His diverse background in other business disciplines, coupled with his deep understanding and knowledge of real estate, contributes to the quality guidance and oversight he brings to our Board of Directors.

Vicki U. Booth
Independent Director of the Board of Directors
Age: 57
Director Since: 2018
Committees: Audit, Compensation, Nominating and
Corporate Governance and Risk Management (Chair)

Biographical Description:
Ms. Booth has served as an independent director of the Company since March 2018. Ms. Booth currently serves as the President and Board Chair of the Ueberroth Family Foundation, overseeing the investment of foundation assets and day to day operations. She is actively engaged in working with organizations focused on healthcare, human services and improving the lives of youth. Through these activities, Ms. Booth has established strong relationships within the healthcare community that provides her with strategic insights into health system plans. Her relationships have led to current roles as a Director for Hoag Hospital, part of the Providence St. Joseph Health system, where she serves on the Quality Improvement Committee, Governance and Nominating Committees and chairs the Community Benefit Committee. Ms. Booth recently completed her term as a member of the Texas Christian University ("TCU") Chancellor’s Advisory Council.
In addition, Ms. Booth currently serves on the Steering Committee of the Family Foundation Alliance and is a member of Orange County Grantmakers. She is the past chair of the Board of Governors of the Orange County Community Foundation where she continues to chair the Community Impact Committee. Ms. Booth received her Bachelors of Arts degree from the University of Colorado.

Board Experience and Qualifications:
Ms. Booth brings the Company experience within the healthcare sector through the various positions she has held with healthcare universities and hospitals. These roles have allowed Ms. Booth to develop extensive relationships with leading healthcare communities and provided her with in-depth knowledge and understanding of the healthcare industry within which we operate.

H. Lee Cooper
Independent Director of the Board of Directors / Financial Expert
Age: 57
Director Since: 2020
Committees: Compensation and Risk Management

Biographical Description:
Mr. Cooper has served as an independent director of the Company since January 2020. Mr. Cooper is currently an operating partner at Welsh, Carson, Anderson & Stowe, a leading private equity firm focused on healthcare and technology investing. Prior to that, Mr. Cooper served as a long-time executive at the General Electric Company ("GE"), most recently as the President & CEO of GE Healthcare Systems, U.S. and Canada. In this role, he oversaw GE Healthcare’s core businesses of Imaging, Ultrasound, Life Care Solutions, Enterprise Digital Solutions and Services and partnered with care providers, healthcare systems and governments to improve healthcare quality, access and affordability. Mr. Cooper also served as the Commercial Officer for GE and several of its subsidiaries, including GE Energy Connections and GE Capital – Americas.  He also served as the co-sponsor of several forums and initiatives aimed at increasing representation of women and minorities in GE’s various businesses. Mr. Cooper holds a Bachelor’s degree from Ohio Wesleyan University.

Board Experience and Qualifications:
Mr. Cooper is a distinguished leader in the healthcare industry, including roles in healthcare-focused private equity and more than 25 years with GE. He brings a distinguished Fortune 500 public company background, healthcare experience and relationships, and leadership skills.

Warren D. Fix
Independent Director of the Board of Directors / Financial Expert
Age: 81
Director Since: 2006
Committees: Audit, Compensation (Chair) and
Investment

Biographical Description:
Mr. Fix has served as an independent director of the Company since September 2006. Until November of 2008, when he completed the entity’s dissolution, he served for five years as the Chief Executive Officer of WCH, Inc., formerly Candlewood Hotel Company, Inc., having served as its Executive Vice President, Chief Financial Officer and Secretary since 1995. During his tenure with Candlewood Hotel Company, Inc., Mr. Fix oversaw the development of a chain of extended-stay hotels, including 117 properties aggregating 13,300 rooms. From July 1994 to October 1995, Mr. Fix was a consultant to Doubletree Hotels, primarily developing debt and equity sources of capital for hotel acquisitions and refinancing. Mr. Fix has been and continues to be a partner in The Contrarian Group, a business management and investment company since December 1992. From 1989 to December 1992, Mr. Fix served as President of The Pacific Company, a real estate investment and development company. During his tenure at The Pacific Company, Mr. Fix was responsible for the development, acquisition and management of an apartment portfolio comprising in excess of 3,000 units. From 1964 to 1989, Mr. Fix held numerous positions, including Chief Financial Officer, with The Irvine Company, a major California-based real estate firm that develops residential property, for-sale housing, apartments, commercial, industrial, retail, hotel and other land related uses. Mr. Fix was one of the initial team of ten professionals hired by The Irvine Company to initiate the development of 125,000 acres of land in Orange County, California. Mr. Fix is a Certified Public Accountant (inactive). He received his Bachelor of Arts degree from Claremont McKenna College and is a graduate of the UCLA Executive Management Program, the Stanford Financial Management Program, the UCLA Anderson Corporate Director Program, and the Stanford Directors’ Consortium.

Board Experience and Qualifications:
Mr. Fix provides the Company financial and management expertise, with particular industry knowledge in real estate, hospitality and financial services. He has served in various executive and/or director roles in a number of public and private companies in the real estate, financial and technology sectors for over 40 years.

Peter N. Foss
Independent Director of the Board of Directors
Age: 76
Director Since: 2015
Committees: Audit, Compensation, Nominating and
Corporate Governance (Chair), and Investment

Biographical Description:
Mr. Foss has served as an independent director of the Company since April 2015. Mr. Foss was President of General Electric Company’s (“GE”) Olympic Sponsorship and Corporate Accounts from 2003 until his retirement in February 2013. In addition, Mr. Foss was General Manager for Enterprise Selling at GE, with additional responsibilities for Sales Force Effectiveness and Corporate Sales Programs. Mr. Foss was rehired by GE in November 2013 to serve as the leader of the GE/NFL Brain Research Program. He has been with GE for 35 years and, prior to his most recent positions, served for six years as the President of GE Polymerland, a commercial organization representing GE Plastics in the global marketplace. Prior to GE Polymerland, Mr. Foss served in various commercial roles with GE, including introducing LEXAN® film in the 1970s, and was the Market Development Manager on the ULTEM® introduction team in 1982. He has also served as the Regional General Manager for four of the GE Plastics regions, including leading the GE Plastics effort in Mexico in the mid-1990s. Mr. Foss serves on the boards of nThrive (formerly MedAssets Precyse), a private company and First Horizon National Corporation (NASDAQ: FHN). Mr. Foss previously served on the board of directors of Capital Bank Corp., Green Bankshares and TIB Financial Corp. In addition, Mr. Foss serves as the President of the ALS Finding a Cure Foundation. Mr. Foss earned a Bachelor of Science degree in Chemistry from Massachusetts College of Pharmacy, Boston.

Board Experience and Qualifications:
Mr. Foss provides the Company significant experience in marketing and sales based on his over 30 year career at GE.  During his time at GE, he had extensive involvement with the healthcare industry. In addition to leading GE’s global sales efforts, which included its global Healthcare division, he was also instrumental in founding the GE/NFL Brain Research Program. These roles allowed Mr. Foss to develop extensive relationships with leading healthcare providers and also provided him with a keen understanding of the changing delivery of healthcare. These relationships and his significant business experience at GE provide the Board of Directors insight regarding matters affecting trends in the healthcare industry.

Jay P. Leupp
Independent Director of the Board of Directors / Financial Expert
Age: 56
Director Since: 2020
Committees: Audit, Investment, and Nominating and
Corporate Governance

Biographical Description:
Mr. Leupp was appointed as an independent director of the Company in January 2020. Mr. Leupp is currently the Managing Director, Senior Portfolio Manager for Lazard Asset Management LLC in San Francisco, CA where he has worked since 2011. Prior to joining Lazard, Mr. Leupp was the President and Chief Executive Officer of Grubb & Ellis Alesco Global Advisors, which he founded in 2006 prior to its sale to Grubb & Ellis, and served as the Senior Portfolio Manager for their real estate securities mutual funds. Prior to that, Mr. Leupp has a long career as an equity analyst, including as a managing director at RBC and Robertson Stephens. Mr. Leupp also holds an MBA from Harvard University and a Bachelor’s degree in Accounting from Santa Clara University. Jay is a past chairman and member of the Board of Directors of Chaminade College Preparatory, Los Angeles, and the Santa Clara University Board of Regents. He currently serves on the Board of Directors of G.W. Williams Company, San Francisco Catholic Charities, and on the Policy Board of the Fisher Center for Real Estate at the University of California, Berkeley.

Board Experience and Qualifications:
Mr. Leupp is a long-time REIT veteran, with over 25 years in the publicly traded real estate markets. He brings to the Company extensive and broad real estate, financial, and capital markets expertise and has held several board of director and leadership positions which experience is expected to be of benefit to the Company.

Gary T. Wescombe
Independent Director of the Board of Directors / Financial Expert
Age: 77
Director Since: 2006
Committees: Audit (Chair), Investment, and Risk
Management

Biographical Description:
Mr. Wescombe has served as an independent director of the Company since October 2006. He manages and develops real estate operating properties through American Oak Properties, LLC, where he is a principal. He is also a director, Chief Financial Officer and Treasurer of the Arnold and Mabel Beckman Foundation, a nonprofit foundation established for the purpose of supporting scientific research. From October 1999 to December 2001, he was a partner in Warmington Wescombe Realty Partners in Costa Mesa, California, where he focused on real estate investments and financing strategies. Prior to retiring in 1999, Mr. Wescombe was a partner with Ernst & Young, LLP (previously Kenneth Leventhal & Company) from 1970 to 1999. In addition, Mr. Wescombe also served as a director of G REIT, Inc. from December 2001 to January 2008 and has served as chairman of the board of trustees of G REIT Liquidating Trust since January 2008. Mr. Wescombe received a B.S. degree in Accounting and Finance from San Jose State University and is a member of the American Institute of Certified Public Accountants and California Society of Certified Public Accountants.

Board Experience and Qualifications:
Mr. Wescombe provides the Company expertise in accounting, real estate investments and financing strategies, having served a number of companies in various executive and director roles for over 40 years in both the real estate and non-profit sectors, including almost 30 years as a partner with Ernst & Young LLP. He currently manages and develops real estate operating properties as a principal of a real estate company.

CORPORATE GOVERNANCE

Independent Director Nominees 7 of 8	Full Board Meetings 10	Frequency of Board Elections Annually	% of New Members Since 2015 50%
Our Board of Directors is committed to representing the Company’s stockholders and providing best practices in corporate governance. We engage with our investors on corporate governance best practices and trends through involvement with investor one-on-one meetings, attendance at conferences, and the organization of property tours. Additionally, in response to our investors' input over the past five years, the Board of Directors has taken several actions that it believes promotes long-term value creation, transparency and full representation of the Company’s and its stockholders’ best interests. The actions of our Board over the last several years include:
Timeline of Board Actions

2020
»	Adopted bylaw amendments that allow all stockholders the right to effect bylaw amendments, without limitation.
2019
»	Actively engaged in the recruitment of new director candidates.
2018
»
Adopted bylaw amendments to provide stockholders with proxy access for director nominations, subject to certain conditions, and to grant stockholders the power to approve direct bylaw amendments on specified terms.

»	Implemented a Board member retirement age of 78 (with a two-year transitional period).
»	Increased Board diversification.
»	Evaluated and established an updated evaluation framework for our NEO’s 2018 incentive plan.
2017
»	Opted out of the provisions of MUTA that would allow a staggered board without prior stockholder approval.
»	Revised the Board of Directors’ Committee composition.
2016
»	Appointed a lead independent director to the Board of Directors.
»	Eliminated the CEO’s single trigger “walkaway” severance right in concert with the CEO in response to stockholder feedback.
2015
»	Appointed the first new independent director to the Board of Directors since listing in 2012.
»	Removed the gross acquisitions target as a performance metric under the annual compensation incentive plan in response to stockholder feedback.
Key Corporate Governance Changes Since 2017
Our Board of Directors is committed to representing the best interests of the Company and utilizing best practices in its corporate governance. The Board of Directors regularly communicates with its stockholders and monitors trends and practices in corporate governance. Since 2017, our Board of Directors has taken several actions related to corporate governance best practices, including the following:

•
Stockholder Direct Amendment of the Bylaws. In April 2020, the Board of Directors further amended the Company’s bylaws to permit stockholders to amend the Company’s bylaws by the affirmative vote of a majority of all the votes entitled to be cast on the matter, pursuant to a binding proposal submitted by any stockholder.

•
Changes to Incentive Plan. In July 2018, to better align the Company’s compensation and best practices, the Compensation Committee and the Board of Directors approved a change to the Company’s incentive compensation plan based on feedback from stockholders and our independent compensation consultants. The Company performance weighting of each NEO’s awards were increased from 50% to 70%, and the subjective and discretionary measurements were eliminated and replaced with objective measurements to determine the Company performance portion of the award. In addition, the measurement period for the relative TSR metric will be increased from a three-year TSR to a five-year TSR within the next couple of years at such time as the Company is able to provide a complete historical look-back that has sufficient historical growth.

•
Board Age Policy. In July 2018, the Nominating and Corporate Governance Committee and the Board of Directors approved an amendment to the Nominating and Corporate Governance Committee’s charter to be effective from and after the 2020 Annual Meeting of Stockholders providing that an individual who would be 78 (i) at the time of election to the Board would not be nominated for initial election to the Board, and (ii) at the time of re-election to the Board would not be nominated for re-election to the Board, however, in the latter case, the Nominating And Corporate Governance Committee may recommend, and the Board may approve, the nomination for re-election of a director who would be age 78 at the time of re-election, if, in light of all the circumstances, the Board determines, on the recommendation of the Nominating and Corporate Governance Committee, that it is in the best interests of the Company and its stockholders.

As of this election period, a member of the Board of Directors (Mr. Fix) is of the approved board member retirement age mentioned above. However, the Company and its Board of Directors have approved a two-year transition period, which the Board believes is in the best interests of the Company and its stockholders.

•
Proxy Access. In April 2018, the Board of Directors amended the Company’s bylaws to provide stockholders with proxy access for director nominations subject to certain conditions. In summary, the amendment permits qualifying stockholders, or a qualifying group of no more than 20 stockholders, that have continuously owned at least 3% of the Company’s outstanding shares of common stock throughout at least a three-year period, to nominate and to require the Company to include in its proxy materials director nominees constituting up to the greater of two director nominees or 20% of the number of directors up for election, for inclusion in the Company’s proxy materials, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the Company’s amended bylaws and subject to the terms and conditions therein. Proxy access candidates may be nominated pursuant to the Company’s amended bylaws beginning in July 2019.

•
Increased Board Diversity. In March 2018, the Board of Directors addressed gender diversity of the Board by electing two female directors, Vicki U. Booth and Roberta B. Bowman, to the Board of Directors. Ms. Bowman chose not to stand for re-election at the 2019 Annual Meeting as she decided to pursue new professional opportunities serving as the Ladies Professional Golf Association's Chief Brand and Communications Officer. The Board of Directors are currently searching for women professionals to be added to the Board.

•
Opting out of the Maryland Unsolicited Takeovers Act (“MUTA”). In July 2017, the Board of Directors adopted a resolution prohibiting the Company from electing to be subject to Section 3-803 of Subtitle 8 of Title 3 of Maryland General Corporation Law (the “MGCL”) which is commonly referred to as MUTA. Section 3-803 of the MGCL, together with other provisions of Subtitle 8 of Title 3 of the MGCL, permits the board of directors of a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to classify the board of directors without stockholder approval. By adopting this resolution, the Company will be prohibited from classifying the Board of Directors without first obtaining stockholder approval.

Board of Directors
The Board of Directors held ten meetings during the year ended December 31, 2019. Each of our directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during the year and the total number of meetings held by all committees of the Board of Directors on which such members served during the periods in which they served.
Board Leadership Structure
The Nominating and Corporate Governance Committee and the Board of Directors believe it is important to select the Chairman of the Board of Directors (the “Chairman”) and Chief Executive Officer in the manner they consider in the best interests of the Company at any given point in time. The members of the Nominating and Corporate Governance Committee and the Board of Directors possess considerable business experience and in-depth knowledge of the issues the Company faces and, therefore, are in the best position to evaluate our needs and how best to organize our leadership structure to meet those needs. Accordingly, the Chairman and Chief Executive Officer positions may be filled by one individual or by two different individuals. The Nominating and Corporate Governance Committee and the Board of Directors believe that the most effective leadership structure for the Company at this time is for Mr. Peters to serve as both our Chairman and Chief Executive Officer. Mr. Peters’ combined role as Chairman and Chief Executive Officer serves as a bridge between the Board of Directors and management and provides unified leadership for developing and implementing our strategic initiatives and business plans.

Lead Independent Director
The lead independent director’s responsibilities include, among other things, presiding over all meetings at which the Chairman is not present, including executive sessions of independent directors, calling meetings of independent directors, functioning as a liaison with the Chairman, approving board meeting agendas and scheduling and conferring with the Chairman on strategic planning matters and transactions. In July 2019, Mr. Blair was re-elected by the Nominating and Corporate Governance Committee as lead independent director for a term of one year until the 2020 Annual Meeting of Stockholders. Any subsequent lead independent director shall be elected annually for a term of one-year. The Board of Directors believes this allocation of responsibility provides for effective leadership while maintaining independence.
A full list of the lead independent director’s duties and responsibilities is also available by clicking on “Corporate Governance” in the “Corporate Information” section under “Investor Relations” on our website at www.htareit.com.
Director Attendance at Annual Meetings of Stockholders
Although we have no policy with regard to attendance by the members of the Board of Directors at our annual meetings of stockholders, we invite and encourage the members of the Board of Directors to attend our annual meeting of stockholders to foster communication between our stockholders and the Board of Directors. All of our directors attended the 2019 Annual Meeting of Stockholders in person or telephonically.
Contacting the Board of Directors
Any stockholder or other interested party who desires to contact members of the Board of Directors or our lead independent director may do so by writing to Healthcare Trust of America, Inc., Board of Directors, 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary. Communications received will be distributed by our Secretary to such member or members of the Board of Directors, or to one or more independent directors as deemed appropriate by our Secretary, depending on to whom the communication is addressed or other facts and circumstances set forth in the communication received. For example, if any questions regarding accounting, internal accounting controls and auditing matters are received, they will be forwarded by our Secretary to the Audit Committee for review.
Director Independence
We currently have a ten member Board of Directors. Two of our current directors, Maurice J. DeWald and Larry L. Mathis, have elected not to stand for re-election as directors at the 2020 Annual Meeting. As a result, Mr. DeWald and Mr. Mathis are not director nominees in this Proxy Statement. Thus, immediately following the 2020 Annual Meeting, our Board of Directors will consist of eight directors. Our independent directors meet throughout the year in regularly scheduled executive sessions. Our charter provides that a majority of our directors must be “independent directors”. During 2019, we consider W. Bradley Blair, II, Vicki U. Booth, Maurice J. DeWald, Warren D. Fix, Peter N. Foss, Daniel S. Henson, Larry L. Mathis and Gary T. Wescombe to be “independent directors” as defined in our charter and under NYSE and SEC rules. Jay P. Leupp and H. Lee Cooper are also considered independent directors since being added to the Board on January 8, 2020. Our Nominating and Corporate Governance Committee evaluates each of our named director’s, other than Mr. Peters’, independence on an annual basis by considering, various factors, including, among others, any conflicts of interest. As currently defined in our charter, the term “independent director” means:
“[A] Director who is not on the date of determination, and within the last two years from the date of determination has not been, directly or indirectly associated with the Corporation or its Affiliates by virtue of (i) employment by the Corporation or any of its Affiliates; (ii) performance of services, other than as a Director, for the Corporation; or (iii) maintenance of a material business or professional relationship with the Corporation or any of its Affiliates. A business or professional relationship is considered “material” if the aggregate gross income derived by the director from the Corporation and its Affiliates (excluding fees for serving as a director of the Corporation or other REIT or real estate program that is organized, advised or managed by the Corporation and its Affiliates) exceeds five percent of either the director’s annual gross income during either of the last two years or the director’s net worth on a fair market value basis. An indirect association with the Corporation or its Affiliates shall include circumstances in which a director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law is or has been associated with the Corporation or its Affiliates.”
In addition, our Audit Committee and Compensation Committee members qualify as independent under the NYSE’s and SEC’s rules applicable to Audit Committee members.

Risk Management
Our Board of Directors and each of its committees serve an important function in overseeing the management of the Company’s risks. Our Board of Directors regularly reviews our material risks and exposures, including, without limitation, operational, strategic, financial, legal, regulatory and cyber security risks. Management is responsible for identifying the material risks facing the Company, implementing appropriate risk management strategies that are responsive to our risk profile, integrating the consideration of risks and risk management into our decision-making process, and promulgating policies and procedures to ensure that information with respect to material risks is transmitted to our senior executives, our Board of Directors and appropriate committees of our Board of Directors. Our Board of Directors maintains oversight of the Company’s risk management activities through the work of our Audit, Compensation, Nominating and Corporate Governance, Investment, and Risk Management Committees.
The Risk Management Committee has primary responsibility at the Board of Directors level for overseeing our risk management activities. The Risk Management Committee’s responsibilities include reviewing and discussing with management, other Board committees and our Board of Directors any significant risks or exposures faced by us, the steps management has taken (or intends to take) to identify, mitigate, monitor, control or avoid such risks or exposures, and our underlying policies with respect to risk assessment and risk management. In addition, the Audit Committee reviews the management of financial risk and our policies regarding risk assessment and risk management. The Compensation Committee reviews the management of risks relating to our compensation plans and arrangements. The Investment Committee reviews the risks associated with our acquisitions. The Nominating and Corporate Governance Committee reviews the management of risks relating to regulatory compliance and our corporate governance policies.
Our Board of Directors is regularly informed regarding the risk oversight discussions and activities of each of these committees. In addition, members of management responsible for managing our risk periodically report to the Board of Directors regarding risk management matters.
Committees of the Board of Directors
Our Board of Directors may in the future establish committees it deems appropriate to address specific areas in more depth than may be possible at a Board of Directors meeting, provided that the majority of the members of each committee are independent directors. Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, an Investment Committee and a Risk Management Committee.
The table below lists the current chairs and membership from our the Board on each standing Board committee, the independence status of each member and the number of meetings held by each committee during the year ended December 31, 2019.

Name	Independence	Audit	Compensation	Nominating & Corporate Governance	Investment	Risk Management
Scott D. Peters Chairman and CEO		—	—	—	●	—
W. Bradley Blair, II Lead Independent Director	✓	●	●	●	C	—
Vicki U. Booth	✓	—	●	●	—	—
Maurice J. DeWald (1)	✓	●	●	●	—	●
Warren D. Fix	✓	●	C	—	●	—
Peter N. Foss	✓	●	●	C	●	—
Daniel S. Henson (2)	✓	—	●	—	●	C
Larry L. Mathis (1)	✓	●	—	●	—	●
Gary T. Wescombe	✓	C	—	—	●	●
Number of Meetings		8	5	4	6	4
C = Chair
● = Member
(1) Mr. DeWald and Mr. Mathis notified the Board of their intent to not stand for re-election after completion of their current term of service which will end on the date of the 2020 Annual Meeting. Until the 2020 Annual Meeting, both Mr. DeWald and Mr. Mathis will continue as members of the Board of Directors and will continue to fulfill their duties within the applicable committees noted above.

(2) Mr. Henson notified the Board of his resignation effective January 8, 2020. Accordingly, he will not stand for re-election as a director at the 2020 Annual Meeting as he decided to focus on his board chair roles for portfolio companies affiliated with the Blackstone Companies. As of January 8, 2020, Ms. Booth took over as Chair of the Risk Management Committee.

The primary responsibilities of each Board committee listed above set forth below:
Audit Committee
The primary responsibilities of the Audit Committee are to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to our stockholders and others, the system of internal controls which management has established, and the audit and financial reporting process. The Audit Committee is responsible for the selection, evaluation and, when necessary, replacement of our independent registered public accounting firm. The Audit Committee is also responsible for preparing the Audit Committee Report to Stockholders for inclusion in our annual proxy statement. Under our Audit Committee charter, the Audit Committee must be comprised solely of independent directors. W. Bradley Blair, II, Maurice J. DeWald, Warren D. Fix, Peter N. Foss, Larry L. Mathis and Gary T. Wescombe have been designated as Audit Committee financial experts. Additionally, Jay P. Leupp, who was added to the Audit Committee upon his appointment to the Board of Directors on January 8, 2020, is also a financial expert.
Compensation Committee
The primary responsibilities of the Compensation Committee are to advise the Board of Directors on compensation policies, establish performance objectives for our NEOs, prepare the Compensation Committee Report for inclusion in our annual proxy statement, review and recommend to our Board of Directors the appropriate level of director compensation and annually review our compensation strategy and assess its effectiveness. The Compensation Committee has the authority to engage outside advisors to assist it in fulfilling these responsibilities. Under the Compensation Committee charter, the Compensation Committee must be comprised solely of independent directors.
Additional information regarding the Compensation Committee’s processes and procedures for consideration of NEO compensation is provided in the “Compensation Discussion and Analysis” section below.
Nominating and Corporate Governance Committee
The primary responsibilities of the Nominating and Corporate Governance Committee are to identify qualified individuals to serve as members of the Board of Directors, to recommend to the Board of Directors the selection of director nominees for election at the annual meeting of stockholders, to make recommendations regarding the composition of our Board of Directors and its committees, to assess director independence and the effectiveness of the Board of Directors, to develop and implement corporate governance guidelines and to oversee our compliance and ethics program.
The Nominating and Corporate Governance Committee will consider candidates for our Board of Directors recommended by our stockholders. Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources. Recommendations should be delivered to Healthcare Trust of America, Inc., Board of Directors, 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary. Recommendations must include, among other things, the full name and age of the candidate, a brief description of the proposed candidate’s business experience for at least the previous five years and descriptions of the candidate’s qualifications and the relationship, if any, to the stockholder, and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected and a completed questionnaire (which questionnaire shall be provided by us, upon request, to the stockholder making the recommendation). Stockholders who are recommending candidates for consideration by our Board of Directors in connection with the next annual meeting of stockholders should submit their written recommendations not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of this proxy statement.
Stockholders who wish to nominate an individual for election as a director in connection with an annual meeting of stockholders (as opposed to making a recommendation to the Nominating and Corporate Governance Committee as described above) must deliver written notice to our Secretary in the manner described in Article II, Section 11 of our current bylaws and within the time periods set forth herein under the section titled “Proposals for 2021 Annual Meeting of Stockholders.”
The Company’s stockholders also possess the right to nominate candidates for election to the Board through the “proxy access” provisions of the Company’s amended bylaws, pursuant to which stockholders, may nominate up to the greater of two director nominees or 20% of the number of directors up for election, for inclusion in the Company’s proxy materials.
In considering possible candidates for election as a director, the Nominating and Corporate Governance Committee is guided by the principle that each director should: (i) be an individual of high character and integrity; (ii) be accomplished in his or her respective field, with superior credentials and recognition; (iii) have relevant expertise and experience upon which to be able to offer advice and guidance to management; (iv) have sufficient time available to devote to our affairs; (v) represent the long-term interests of our stockholders as a whole; and (vi) represent a diversity of background and experience. In addition, candidates with healthcare relationships and real estate experience are given preferential consideration.

With respect to diversity, the charter of the Nominating and Corporate Governance Committee sets out factors such as differences in professional background, education, skill and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the Board. In addition to the criteria set forth above, the Nominating and Corporate Governance Committee strives to create diversity in perspective, background and experience on the Board of Directors as a whole when identifying and selecting nominees for the Board of Directors.
Qualified candidates for membership on the Board of Directors will be considered without regard to race, color, religion, gender, ancestry, national origin or disability. The Nominating and Corporate Governance Committee will review the qualifications and backgrounds of directors and nominees (without regard to whether a nominee has been recommended by stockholders), as well as the overall composition of the Board of Directors, and recommend the slate of directors to be nominated for election at the annual meeting of stockholders. We do not currently employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.
Additionally, the Nominating and Corporate Governance Committee now oversees our environmental, social, and governance program.
Investment Committee
The primary responsibility of the Investment Committee is to assist the Board of Directors in reviewing proposed acquisitions presented by our management. The Investment Committee has the authority to reject proposed acquisitions that have a purchase price of less than $25 million, but does not have the authority to approve proposed acquisitions, which must receive the approval of the Board of Directors. The Investment Committee also serves in an active role in overseeing the management of our portfolio, including budgeting, asset management and asset dispositions.
Risk Management Committee
The primary responsibilities of the Risk Management Committee are to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing, assessing and discussing with our other Board committees, management team, general counsel and auditors: (i) material risks or exposures associated with the conduct of our business; (ii) internal risk management systems that management has implemented to identify, minimize, monitor or manage such risks or exposures; and (iii) management’s policies and procedures for risk management.
Committee Charters
The committees listed above have adopted written charters under which they operate. These charters, as well as the corporate governance guidelines that provide the framework for the governance of the Board of Directors and our Company, are available by clicking on “Corporate Governance” under “Investor Relations” on our website at www.htareit.com.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) which contains general guidelines for conducting our business and is designed to help directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. The Code of Ethics applies to our executives, other employees and Board of Directors. The Code of Ethics covers topics including, without limitation, conflicts of interest, confidentiality of information, and compliance with laws and regulations. The Code of Ethics is also available by clicking on “Corporate Governance” under “Investor Relations” on our website at www.htareit.com. If, in the future, we amend, modify or waive a provision in the Code of Ethics, we may, rather than filing a Current Report on Form 8-K, satisfy the disclosure requirement by posting such information on our website at www.htareit.com, as necessary.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Conflicts of Interest
Our independent directors have an obligation to function on our behalf in all situations in which a conflict of interest may arise and have a fiduciary obligation to act in the best interest of our stockholders. However, we cannot assure you that the independent directors will be able to eliminate or reduce the risks related to these conflicts of interest. We have adopted certain restrictions and procedures to address these conflicts, as described below.
Interests in Our Investments
We are permitted to make or acquire investments in which our directors, officers or stockholders or any of our or their respective affiliates have direct or indirect pecuniary interests. However, any such transaction in which our directors or officers or any of their respective affiliates has any interest would be subject to the restrictions and procedures described below.
Related Person Transactions
In order to reduce or eliminate certain potential conflicts of interest, our charter contains restrictions and conflict resolution procedures relating to transactions we enter into with our directors or their respective affiliates. These restrictions and procedures include, among others, the following:

•
We will not purchase or lease any asset (including any property) in which any of our directors or officers or any of their affiliates has an interest without a determination by a majority of our directors, including a majority of our independent directors, not otherwise interested in such transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the property to such director or directors or officer or officers or any such affiliate, unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event will we acquire any such asset at an amount in excess of its appraised value.

•
We will not sell or lease assets to any of our directors or officers or any of their affiliates unless a majority of our directors, including a majority of our independent directors not otherwise interested in the transaction, determine that the transaction is fair and reasonable to us, which determination will be supported by an appraisal obtained from a qualified, independent appraiser selected by a majority of our independent directors.

•
We will not make any loans to any of our directors or officers or any of their affiliates (other than loans to our wholly-owned subsidiaries). In addition, any loans made to us by our directors or officers or any of their affiliates must be approved by a majority of our directors, including a majority of our independent directors not otherwise interested in the transaction as fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties.

•
We will not invest in any joint ventures with any of our directors or any of their affiliates unless a majority of our directors, including a majority of our independent directors not otherwise interested in the transaction, determine that the transaction is fair and reasonable to us and on substantially the same terms and conditions as those received by other joint venturers.

Our Board of Directors recognizes that transactions between us and any of our directors, executive officers and significant stockholders can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interest of the Company and our stockholders. Therefore, as a general matter and consistent with our charter and Code of Ethics, it is our preference to avoid such transactions. To date there have been no such related party transactions. Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, the best interest of the Company and our stockholders. Accordingly, in addition to the restrictions and conflict resolution procedures described above and as set forth in our charter, our Board of Directors has adopted a “Related Person Transactions Policy” which provides that the Nominating and Corporate Governance Committee of our Board of Directors will review all transactions in which we are or will be a participant and the amount involved exceeds $120,000 if a related person had, has or will have a direct or indirect material interest in such transaction. Any such potential transaction is required to be reported to our Nominating and Corporate Governance Committee for its review. Our Nominating and Corporate Governance Committee will only approve or ratify such related person transactions that are: (i) in, or are not inconsistent with, the best interest of us and our stockholders, as the Nominating and Corporate Governance Committee determines in good faith; (ii) on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third person; and (iii) approved or ratified by a majority of the disinterested members of the Nominating and Corporate Governance Committee.

In making such a determination, the Nominating and Corporate Governance Committee is required to consider all of the relevant and material facts and circumstances available to it, including (if applicable, and without limitation) the benefits to us of the transaction, the ongoing impact of the transaction on a director’s independence, the availability of other sources for comparable products or services, the terms of the transaction, and whether the terms are comparable to the terms available to unrelated third parties generally. A member of the Nominating and Corporate Governance Committee is precluded from participating in any review, consideration or approval of any transaction with respect to which the director or the director’s immediate family members are related persons.
The Board has barred any future pledging of Company common stock by directors and NEOs.  Subject to the approval of the Board, in its sole discretion, pledging of OP Units may occur in limited circumstances because of the limited liquidity of the OP Units and the absence of an active trading market in the OP Units. The Board’s consideration of whether to grant directors and NEOs the right to pledge OP Units shall be subject to the Board’s determination that the pledgor does not intend to pledge a “significant” amount of OP Units, among other factors. Significance shall be determined by the Board based upon the magnitude of the aggregate pledged OP Units relative to the Company’s total common stock outstanding, the market value thereof and the trading volume thereof, among other factors. Additionally, common stock subject to stock ownership and holding requirements shall not include pledged OP Units.

COMPENSATION OF DIRECTORS
Our independent directors receive compensation pursuant to the terms of our 2006 Independent Directors Compensation Plan, a sub-plan of our Amended and Restated 2006 Incentive Plan (the “2006 Incentive Plan”), as amended (the “Director Plan”).
Our current director compensation policy as set forth in the Director Plan is as follows:

Service Description	Annual Amount
Annual stock award	$100,000
Initial stock award (pro-rated)	100,000
Annual retainer	75,000
Lead independent director retainer	35,000
Audit Committee chair	20,000
All other committee chairs	15,000
Meeting fees (1)	1,500

(1) Each independent director will be entitled to a meeting fee of $1,500 for each additional individual committee and board meeting after the first four individual committee and board meetings in each year of service.

Equity Compensation.    Upon initial election and re-election to our Board of Directors, an independent director receives an award of restricted shares of the Company’s common stock under the Director Plan, with the number of shares determined by dividing $100,000 by the closing price on the date prior to the grant and, in the case of a grant made in connection with a director’s initial election to our Board of Directors, such dollar amount is pro-rated based on the number of days remaining in the 365-day period following the last annual meeting of stockholders. The Board of Directors may, in its discretion, approve additional grants to directors from time to time on such terms as it may determine. All the awards of restricted common stock granted to our independent directors vest 20% of the shares on the grant date, with the remaining 80% of the shares vesting in equal installments on each anniversary thereafter over four years from the date of grant.
Expense Reimbursement.    We reimburse our directors for reasonable out-of-pocket expenses incurred in connection with attendance at meetings, including committee meetings, of our Board of Directors. Additionally, our directors are reimbursed for expenses incurred in connection with attending continuing education programs to assist them in remaining abreast of developments in corporate governance and other critical issues relating to the operation of public company boards and their committee work.
Independent directors do not receive other benefits from us. Mr. Peters, who is employed by us, does not receive any compensation in connection with his service as a director. The compensation paid to Mr. Peters as an officer of the Company is presented below under “Executive Compensation.”
Director Ownership of Company Common Stock. In order to help ensure alignment of interests of the Company’s directors and the Company’s stockholders, the board of directors of the Company has determined that all non-executive directors of the Company shall hold not less than $250,000 of the Company’s common stock throughout their tenure as members of the Company’s board, subject to the right to accumulate the foregoing level of ownership of the Company’s common stock over three years. This alignment is intended to strengthen board governance and overall stewardship of the Company by aligning board members' and stockholders' interest in enhancing long-term stockholder value and business success.

Director Compensation Table - Fiscal 2019
The following table sets forth the compensation earned by our independent directors for the year ended December 31, 2019:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
W. Bradley Blair, II	130,500	100,000	230,500
Vicki U. Booth	73,000	100,000	173,000
Maurice J. DeWald (2)	79,000	100,000	179,000
Warren D. Fix	94,000	100,000	194,000
Peter N. Foss	95,500	100,000	195,500
Daniel S. Henson (3)	91,000	100,000	191,000
Larry L. Mathis (2)	77,500	100,000	177,500
Gary T. Wescombe	99,000	100,000	199,000

(1) On July 9, 2019, each of the independent directors re-elected at our 2019 Annual Meeting Stockholders received a grant of 3,583 shares of restricted common stock in us which had a grant date fair value of $100,000. As of December 31, 2019, Mr. Blair, Mr. DeWald, Mr. Fix, Mr. Foss, Mr. Mathis and Mr. Wescombe each held 7,026 unvested shares of restricted common stock, Ms. Booth held 5,827 unvested shares of restricted common stock, and Mr. Henson held 7,162 unvested shares of restricted common stock. For more information regarding the grant date fair value of awards of restricted common stock see Note 12, Stockholders’ Equity and Partners’ Capital, of the Company’s financial statements filed with the SEC as part of the 2019 Annual Report.

(2) Mr. DeWald and Mr. Mathis have informed us that they will serve their current term, which ends on July 7th, 2020, the date of the 2020 Annual Meeting, and will not stand for re-election and, thus, are not director nominees in this Proxy Statement.

(3) Mr. Henson notified the Board of his resignation effective January 8, 2020. Accordingly, he will not stand for re-election as a director at the 2020 Annual Meeting as he decided to focus on his board chair roles for portfolio companies affiliated with the Blackstone Companies. As a result, Mr. Henson is not a director nominee in this Proxy Statement.

Compensation Committee Interlocks and Insider Participation
During 2019, W. Bradley Blair, II, Vicki U. Booth, Maurice J. DeWald, Warren D. Fix (Chair), Peter N. Foss, and Daniel S. Henson, all of whom are independent directors of the Company, served on our Compensation Committee. None of our independent directors was an officer or employee of the Company in 2019 or any time prior thereto. During 2019, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers served as a member of the board of directors or compensation committee, or similar committee, of another entity, any of whose executive officers served as a member of our Board of Directors or our Compensation Committee.

EXECUTIVE OFFICERS
The following table and biographical descriptions set forth information with respect to our executive officers as of December 31, 2019.

Scott D. Peters Chief Executive Officer, President Chairman of the Board Age: 62 Term of Office: Since 2006
For biographical information regarding Mr. Peters, our Chief Executive Officer and President, see “Director Nominees - Biographical Information” above.

Robert A. Milligan Chief Financial Officer Age: 39 Term of Office: Since 2014

Mr. Milligan has served as our Chief Financial Officer since September 2014. Mr. Milligan served as the Company’s Executive Vice President of Corporate Finance and Capital Markets since July 2014 before which time he served as the Senior Vice President of Corporate Finance from January 2013 to July 2014 and the Director of Finance from January 2012 to January 2013. Mr. Milligan joined the Company in 2012. Before joining the Company, Mr. Milligan served as a Vice President at Bank of America Merrill Lynch, where he worked from July 2007 to January 2012. From June 2003 to July 2007, he served in various corporate finance capacities at General Electric. Mr. Milligan holds a BS degree in Finance and Economics from Arizona State University and an MBA degree from the University of Chicago.

Amanda L. Houghton Executive Vice President - Asset Management Age: 38 Term of Office: Since 2011

Ms. Houghton has served as our Executive Vice President - Asset Management since December 2011. From January 2011 to December 2011, Ms. Houghton served as our Senior Vice President of Asset Management and Finance. From January 2010 to January 2011, Ms. Houghton served as our Vice President of Asset Management and Finance. Ms. Houghton has experience in asset and joint venture management, acquisitions, dispositions, and corporate cash modeling and valuation. From August 2006 to December 2009, Ms. Houghton served as the Manager of Joint Ventures for Glenborough LLC in San Mateo, California, where she actively managed over two million square feet of retail/office properties and 400 acres of development land. Prior to joining Glenborough, from August 2005 to August 2006, Ms. Houghton provided acquisitions, asset management and disposition support in her position as Senior Analyst at ING Clarion in Boston, Massachusetts. Between July 2004 and August 2005, she served as a Senior Project Analyst for Weyerhaeuser Realty Investors in Irvine, California. Prior to Weyerhaeuser, Ms. Houghton participated in mergers and acquisitions structuring and valuation at RSM EquiCo in Costa Mesa, California, and business and intangible asset valuation at Bernstein, Conklin & Balcombe in Dallas, Texas. Ms. Houghton received a B.B.A degree in Finance and a B.A. degree in Public Policy from Southern Methodist University. Ms. Houghton holds the Chartered Financial Analyst designation and is a member of the CFA Institute.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows as of April 15, 2020 what we believe to be, based on publicly available information, the number and percentage of shares of common stock beneficially owned by: (i) each director; (ii) each NEO; (iii) all directors and executive officers as a group; and (iv) each person who beneficially owns more than 5% of the Company’s outstanding shares of common stock. The percent of common stock is based on 218,482,526 shares of our common stock outstanding as of April 15, 2020.

Name and Address of Beneficial Owner*	Amount and Nature of Beneficial Ownership (1) (2)	Percent of Class
Directors and Executive Officers:
Scott D. Peters (3)	806,422	**
Robert A. Milligan	175,712	**
Amanda L. Houghton	221,251	**
W. Bradley Blair, II	135,188	**
Vicki U. Booth	12,270	**
H. Lee Cooper	1,680	**
Maurice J. DeWald (4)	125,188	**
Warren D. Fix	136,277	**
Peter N. Foss	19,521	**
Jay P. Leupp	1,680	**
Larry L. Mathis (4)	127,950	**
Gary T. Wescombe	142,688	**
Directors and executive officers as a group (12 persons)	1,905,827	1.0%
Other Stockholders:
The Vanguard Group, Inc. (5)	30,062,115	13.8%
Cohen & Steers, Inc. (6)	21,813,483	10.0%
BlackRock, Inc. (7)	15,453,743	7.1%
Principal Real Estate Investors, LLC (8)	14,969,960	6.9%
FMR LLC (9)	12,883,505	5.9%

* Unless otherwise indicated, the address is c/o Healthcare Trust of America, Inc., 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254.
** Represents less than 1% of our outstanding common stock.
(1) Beneficial ownership includes outstanding shares of the Company and shares which are not outstanding that any person has the right to acquire within 60 days after the date of this table. However, any such shares which are not outstanding are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investing power with respect to all shares beneficially owned by them.

(2) Amount includes vested LTIP units which are convertible into shares of common stock as follows: 500,000 for Mr. Peters; 7,500 for Mr. Milligan; 97,500 for Ms. Houghton; and 67,500 for each of Mr. Blair, Mr. DeWald, Mr. Fix, Mr. Mathis and Mr. Wescombe.

(3) Mr. Peters has pledged a portion of his founder’s OP Units, which have limited liquidity, not subject to an active trading market, and are subject to significant tax impacts upon sale, to a lending institution as security for a revolving loan facility. The portion of the OP Units so pledged are an insignificant portion of Mr. Peters’ holdings in the Company. The Company restricts the pledging of any common stock holdings by members of the Board or executives of the Company.

(4) Mr. DeWald and Mr. Mathis have informed us that they will serve their current term, which ends on July 7th, 2020, the date of the 2020 Annual Meeting and will not stand for re-election and thus, are not director nominees in this Proxy Statement.

(5) Based solely on the information in Schedule 13G/A, dated February 10, 2020, filed with the SEC by The Vanguard Group, Inc., located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The report states as of December 31, 2019 that The Vanguard Group, Inc. had sole voting power over 323,120 shares, shared voting power over 231,039 shares, sole dispositive power over 29,751,081 shares and shared dispositive power over 311,034 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 79,995 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 474,164 shares as a result of its serving as investment manager of Australian investment offerings.

(6) Based solely on the information in Schedule 13G, dated January 10, 2020, filed with the SEC by Cohen & Steers, Inc., located at 280 Park Ave, 10th floor, New York, New York 10017. The report states as of December 31, 2019 that Cohen & Steers, Inc. had sole voting power over 14,288,761 shares and sole dispositive power over 21,813,483 shares. Of these shares, affiliates of Cohen and Steers, Inc. reported the following ownership on the same 13G as reported above: Cohen and Steers Capital Management, Inc. had sole voting power over 14,232,932 shares and sole dispositive power over 21,425,371 shares and Cohen & Steers UK Limited had sole voting power over 55,829 shares and sole dispositive power over 388,112 shares. Cohen & Steers Capital Management, Inc. shares principal address with Cohen and Steers, Inc. Cohen and Steers UK Limited principal address is 50 Pall Mall 7th Floor London, United Kingdom SW1Y 5JH.

(7) Based solely on the information in Schedule 13G/A, dated February 4, 2020, filed with the SEC by BlackRock, Inc., located at 55 East 52nd Street, New York, New York 10055. The report states as of December 31, 2019 that BlackRock, Inc. had sole voting power over 14,418,513 shares and sole dispositive power over 15,453,743 shares.

(8) Based solely on the information in Schedule 13G/A, dated January 12, 2020, filed with the SEC by Principal Real Estate Investors, LLC, located at 801 Grand Avenue, Des Moines, Iowa 50392. The report states as of December 31, 2019 that Principal Real Estate Investors, LLC had shared voting power over 14,969,960 shares and shared dispositive power over 14,969,960 shares.

(9) Based solely on the information in Schedule 13G, dated February 6, 2020, filed with the SEC by FMR, LLC, located at 245 Summer Street, Boston, Massachusetts 02210. The report states as of December 31, 2019 that FMR, LLC had sole voting power over 6,053,206 shares and sole dispositive power over 12,883,505 shares.

PROPOSAL NO. 2
 ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of our NEOs as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this proxy statement (including in the compensation tables and the narratives accompanying those tables). This non-binding advisory vote is referred to in this proxy statement as a “say-on-pay” vote.
In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, the Board of Directors will request your approval, on a non-binding, advisory basis, of the following resolution at the annual meeting:
RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the compensation tables below and the narrative discussion that accompanies the compensation tables), is hereby approved.
This vote is an advisory vote only and will not be binding on the Company, the Board of Directors or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional duty for, the Board of Directors or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values input from our stockholders, and will consider the outcome of the vote when making future compensation decisions for NEOs.
The Company’s current policy is to provide our stockholders with an opportunity to approve the compensation of our NEOs each year at the annual meeting of stockholders. It is expected that the next say-on-pay vote will be held at the 2021 Annual Meeting of Stockholders.
The Board of Directors recommends a vote “FOR” Proposal 2.

COMPENSATION DISCUSSION AND ANALYSIS
In this Compensation Discussion and Analysis (“CD&A”) we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies for 2019 with respect to our NEOs, and the material factors that we considered in making those decisions. Following this CD&A, under the heading “Executive Compensation” you will find a series of tables containing specific data about the compensation earned in 2019 by the following NEOs:

Name	Title(s)
Scott D. Peters	Chief Executive Officer, President and Chairman of the Board
Robert A. Milligan	Chief Financial Officer, Secretary and Treasurer
Amanda L. Houghton	Executive Vice President - Asset Management
Compensation Philosophy and Objectives
Our Compensation Committee is charged with setting compensation for our NEOs. Pursuant to the terms of our Compensation Committee charter, our Compensation Committee has oversight over all of our compensation programs, including plans and programs relating to cash compensation, incentive compensation and equity-based awards.
The objectives of our executive compensation program are set forth below:

•	attract, retain and motivate talented executives;

•
link compensation realized with the achievement of pre-established short-term and long-term financial and strategic goals, as well as our Compensation Committee’s assessment of an individual’s overall contributions generally and to the achievement of our corporate goals and objectives;

•	align management and stockholder interests by encouraging long-term value creation; and

•	maintain compensation and corporate governance practices that are designed to create value for our stockholders.
Our Compensation Committee recognizes that effective compensation strategies are critical to recruiting and retaining key employees who contribute to our long-term success and thereby create value for our stockholders. An important objective of our Compensation Committee is to align the financial interests of our executives with those of our stockholders by maintaining a performance and achievement-focused culture that provides our executives with competitive cash incentive opportunities and long-term, equity incentive compensation for strong performance measured against key financial and strategic goals.
Compensation Best Practices
The Company’s executive compensation program includes a number of features intended to reflect best practices in the market and help ensure that the program reinforces stockholder interests. These features include the following:

What We Do
DO appoint a Compensation Committee comprised solely of independent directors
DO conduct annual compensation risk assessments
DO use an independent compensation consultant
DO align annual bonus and performance, with 70% of our NEO’s short-term incentive plan linked to the achievement of a balanced mix of quantitative Company goals and 30% linked to individual performance

DO align long-term equity incentive and performance by linking 70% of our NEO’s long-term incentive plan compensation to quantitative Company performance measured over a multi-year period and 30% linked to individual performance

DO review compensation policies and practices as part of overall review of material risks or exposures associated with internal and external risks
DO provide standardized severance benefits for NEOs
DO maintain stringent stock ownership guidelines (6x base salary for the CEO and 4x base salary for all other NEOs)
DO submit our executive compensation program for our NEOs to annual say-on-pay advisory votes for stockholder consideration

What We Do NOT Do
NO material perquisites
NO guaranteed cash incentives, equity compensation or salary increases for existing NEOs
NO hedging or derivative transactions involving our common stock
NO “single-trigger” change in control cash payments or acceleration of equity awards
NO change-in-control tax gross ups for any NEO
NO equity plan evergreen provisions
NO future pledges of Company common stock/OP Units by directors or executive officers
NO repricing or buyouts of underwater stock options without stockholder approval or granting of discounted stock options or SARs

2019 Compensation Components
We have entered into employment agreements with each of our NEOs. We believe these employment agreements help promote continuity of our management team. These agreements were based on then applicable market compensation data compiled by our independent compensation consultant, the respective executive’s relative experience, each executive’s contributions to the Company’s performance over time, and their importance to the Company’s performance on a forward-looking basis. The compensation structure and metrics are evaluated on an annual basis as part of the broader independent compensation consultant review. As of December 31, 2019, the components of our NEOs’ compensation are as follows:

Component	Component Description	% of NEO Total Target Compensation
Annual Base Salary	The annual base salary provides the fixed portion of total compensation of our NEOs and is intended to attract and retain talented individuals and to reward core competence of each executive in their respective roles relative to skill, experience and contributions to us.	18%

Annual Bonus	The annual bonus is intended to reward achievement of performance objectives and is tied to our annual business plan and objectives. The annual bonus is determined by the Compensation Committee and includes both predetermined Company performance metrics (70% of the bonus) and individual performance targets (30% of the bonus).	27%

Long-Term Equity Incentives
The long-term equity incentives are intended to provide additional incentives to achieve performance goals, to help create long-term value for the Company’s stockholders, and to attract and retain key executives. The long-term equity incentives awards for each year are based 70% on the Company’s achievement of pre-established corporate metrics and 30% on the Compensation Committee’s assessment of the NEO’s individual performance. Incentives are paid annually to the executives following the Compensation Committee’s review of performance for the applicable period in the form of restricted stock which vests over future periods.
		55%

One-Time Awards
The Compensation Committee may award executives with (i) one-time equity awards tied to the execution of new employment agreements or (ii) one-time cash or equity awards for actual and specific performance throughout the year or in such other circumstances as the Compensation Committee may determine to be appropriate. These one-time awards are contemplated by the Compensation Committee in its review of an executive’s total compensation on an annual basis.

Since our listing on the NYSE in 2012, the Compensation Committee has approved one-time awards totaling $8.3 million for our NEOs, which amounts to no more than 10% of total compensation paid to all of our NEOs since our listing in 2012.
		None Targeted
The Compensation Committee engages independent compensation consultants from time to time to help ensure that total executive compensation is reflective of performance, within the identified peer group compensation parameters, and reflects an appropriate combination of cash and equity. The Compensation Committee may at times use its discretion to adjust certain payments in order to align them with long-term incentives or market parameters for the Company’s peer groups. Following the changes made in 2018 to the executive compensation plan, the Compensation Committee left the 2019 plan design largely the unchanged. See “Elements of our 2019 Compensation Program” for further details.

Performance Highlights
As context for the decisions of our Compensation Committee described below in this CD&A for the year ended December 31, 2019:

•	Achieved Same-Property Cash NOI growth of 2.7%.

•
Executed approximately 3.6 million square feet of GLA of new and renewal leases, or over 14.6% of the total GLA of our portfolio. Re-leasing spreads increased to 3.5% while tenant retention for our Same-Property portfolio was 83% by GLA.

•
Completed the acquisition of $560.5 million of investments located in our key markets, representing approximately 1.6 million square feet of GLA, with expected year-one contractual yields of approximately 6.1%, after operating synergies.

•
In 2019, we refinanced our debt by issuing $900.0 million in senior, unsecured notes with a weighted average interest rate of 3.04% per annum and a weighted maturity of 9.5 years and used the net proceeds from the issuance of these senior notes to redeem $700.0 million worth of senior notes and to pay down our unsecured revolving credit facility. As part of these repayments, HTA incurred debt extinguishment costs of approximately $21.6 million.

•
During 2019, HTA issued a total of $637.6 million in equity, comprised of approximately 21.6 million shares of common stock under its at-the-market (“ATM”) offering program on a forward basis at an average price of $29.59 per share, of which, $584.9 million comprised of 19.7 million shares were issued in Q4 2019 at an average price of $29.68 per share. During 2019, HTA received net proceeds of $323.4 million on 11.1 million shares that settled, of which net proceeds of $271.6 million for 9.3 million shares were attributable to Q4 2019 settlements. Accordingly, we have approximately 10.5 million shares expected to settle in 2020 for net proceeds of $306.2 million, subject to adjustment for costs to borrow under the terms of the applicable ATM equity distribution agreements.

•
Increased total liquidity of $1.2 billion, inclusive of $32.7 million of cash and cash equivalents, resulting in lower leverage of (i) 28.9%, measured by debt less cash and cash equivalents to total capitalization and (ii) 5.7x, measured by debt less cash and cash equivalents to Adjusted Earnings before Interest, Taxes, Depreciation and Amortization for real estate (“Adjusted EBITDAre”).

•
Announced agreements to develop two new on-campus MOBs located in the key markets of Dallas, Texas and Bakersfield, California, with anticipated costs of approximately $90 million totaling approximately 191,000 square feet of GLA. The new development projects have anticipated yields of over 6.5%. In total, HTA now has active development projects of approximately $112 million, totaling approximately 242,000 square feet of GLA, and such projects are expected to be more than 72% pre-leased upon completion.

•
Announced plans to redevelop two MOBs located in Los Angeles, California, with estimated costs of approximately $20 million, and totaling approximately 105,000 square feet of GLA. In total, HTA’s active redevelopment projects have anticipated costs of approximately $64 million, and comprise approximately 230,000 square feet of GLA.

Please see the section titled “Overview of 2019 Performance” above for additional information on our performance during the past year.
Compensation Policies
Our executive compensation program includes a number of features intended to reflect best practices in the market and to help ensure that the program reinforces and aligns with our stockholders’ interests. These features are described in more detail below in this CD&A and include the following:
Aligned with Performance

•
The majority of our executives’ compensation is at-risk. As shown in the table below, for fiscal year 2019, approximately 85% of Mr. Peters’ total direct compensation was performance-based, and approximately 74% for our two other NEOs’ total direct compensation was performance-based. As used in this discussion, the term “total direct compensation” for 2019 means the aggregate amount of the executive’s base salary and actual annual bonus earned for 2019, and the grant date fair value long-term equity incentive awards earned based on performance for 2019, but issued in early 2020.

		2019
Name	Principal Position	Base Salary	Short-term Incentive Award	Long-term Incentive Stock (1)	Total Compensation (2)	Performance-Based	Performance-Based %
Scott D. Peters	Chief Executive Officer, President and Chairman of the Board	$900,000	$1,792,800	$3,339,900	$6,032,700	$5,132,700	85%
Robert A. Milligan	Chief Financial Officer, Secretary and Treasurer	500,000	498,000	927,750	1,925,750	1,425,750	74%
Amanda L. Houghton	Executive Vice President - Asset Management	425,000	397,800	737,588	1,560,388	1,135,388	73%

(1) Long-term incentive stock represents the grant date fair value (as determined for accounting purposes) of long-term incentive stock awards that were granted to our NEOs in 2020 for their 2019 performance.

(2) The total compensation above will differ from the total compensation in the section below titled “Executive Compensation - Summary Compensation Table ” as the table above includes long-term incentive stock that was granted in 2020 for our NEOs’ 2019 performance (whereas the Summary Compensation Table includes long-term incentive stock that was granted in 2019 for 2018 performance).

The following charts illustrate each executive’s base salary, long-term equity incentive compensation, cash incentive compensation and percentage of total direct compensation that is performance-based for the year ended December 31, 2019.

•
Each executive’s base salary represents our Compensation Committee’s view of the appropriate level of fixed compensation necessary to attract and retain executive talent. Salaries are based on a number of factors, including competitive market data, the scope of the executive’s role in the Company, the executive’s level of experience, and the executive’s performance potential.

•
Our executives’ bonuses under our annual incentive program reward achievement of performance objectives tied to our annual business plan and objectives. A range of earnings opportunities, corresponding to three levels of performance (i.e., Threshold, Target and High), are established for each of our executives. Bonus awards to our executives depend on actual achievement relative to pre-established corporate objectives for 70% of the bonus opportunity, and our Compensation Committee’s subjective assessment of each executive’s individual performance for the remaining 30% as described below under the section titled “Elements of our 2019 Compensation Program.”

•
Our executives also participate in our long-term equity incentive program which rewards executives with restricted common stock based on performance during the fiscal year. Our Compensation Committee and the Board of Directors approved a change to the Company’s incentive plan in 2018 based on feedback from stockholders and our independent compensation consultants to put greater emphasis on the performance of the Company as a whole. The Company performance portion of each executive’s award was increased from 50% to 70%, and the subjective and discretionary measurements used in prior years were eliminated and replaced with objective measurements to determine the Company performance portion of the award.

During 2019, our Compensation Committee approved Threshold, Target and High award opportunities, with the value of the shares awarded to each executive to be determined based on our actual achievement of pre-established corporate objectives and the Compensation Committee’s subjective assessment of each executive’s individual performance as described below. This value was then converted into restricted shares issued in January 2020 (based on the value of our common stock at the time of issuance) that would vest over a multi-year period, subject to the executive’s continued employment with the Company. Thus, the program is designed to create additional incentives to achieve specified performance goals during the performance year and to remain with the Company over the vesting period following the end of the performance year, as well as further aligning the interests of our executives with those of stockholders through their equity interests in the Company.
Responsive to Stockholders

•
In 2018, the Company made changes to its incentive plan by increasing the Company performance portion of each executive’s award from 50% to 70% and eliminating subjective and discretionary measurements and replacing them with objective measurements to determine the Company performance portion of the award.

•
In 2017, due to the transformational events and one-time transaction bonuses given as a result of the Duke acquisition, our Compensation Committee made several discretionary adjustments to the specific calculations of certain NEO awards to ensure that total compensation paid was consistent with peer pay practices and included the appropriate allocation of short-term and long-term awards.

•
In 2016, our CEO voluntarily offered and agreed to amend his employment agreement to remove a “walkaway” provision that would have allowed him to terminate his employment for any reason in connection with a change in control of the Company and receive the severance benefits provided in his employment agreement. Under the currently applicable employment agreement with our CEO (and the currently applicable employment agreements we entered into with each of our two other NEOs), severance benefits are provided only if the executive’s employment is terminated by us without cause or by the executive for good reason.

Reflects Compensation Best Practices

•
Our Compensation Committee is comprised entirely of independent directors and engages independent compensation consultants, Willis Towers Watson ("WTW"), to advise on matters related to our executive compensation program such as jointly developing peer groups. This allows our Compensation Committee to review total compensation in relation to our peer groups to ensure our executive compensation program is competitive.

•
Our Risk Management Committee reviews our compensation policies and practices as a part of its overall review of the material risks or exposures associated with our internal and external risks. Through this review process, our Risk Management Committee has concluded that our compensation programs are not reasonably likely to have a material adverse effect on our stockholders or us.

•	Our Amended and Restated 2006 Incentive Plan expressly prohibits repricing of stock options without stockholder approval.

•
Our Compensation Committee maintains stock ownership guidelines for our executives. Under these guidelines, our CEO and other NEOs are required to own a minimum of six and four times their applicable executive’s base salary, respectively, of fully vested shares of our common stock. Each of our NEOs currently meet this guideline.

•	We do not provide any tax gross-up payments or material perquisites to our NEOs.
Compensation Consultant and Peer Groups
Our Compensation Committee periodically reviews the compensation arrangements of our executive officers and employees, and our overall compensation structure. In 2019, our Compensation Committee engaged WTW, as its independent compensation consultant, to assist in its review of executive compensation, including base salary, annual bonus and long-term equity incentive awards, as well as the compensation of our non-employee directors. An affiliate of WTW has served as the Company’s primary insurance broker for its property subsidiaries for over five years, and before the independent compensation consultant was engaged. In 2019, WTW invoiced the Company for approximately $35,000 in fees in connection with its advisory services for the Compensation Committee, while the WTW affiliates received approximately $160,000 in fees in connection with its insurance broker services. The Compensation Committee has reviewed the services provided by the WTW affiliate and, after consideration of such services and other factors prescribed by the SEC for purposes of assessing the independence of compensation consultants, has determined that its engagement of WTW does not raise any conflicts of interest with us or any of our directors or executive officers.
Our Compensation Committee re-evaluated our peer groups in 2019 and when selecting a peer group of companies to evaluate our executive compensation program, our Compensation Committee utilized WTW to provide the selected combination of peers based on comparable (i) market capitalization, (ii) size, scale and complexity, and (iii) operating intensity of the underlying business. Our Compensation Committee accepted WTW’s recommendations and the resulting peer group includes (i) our directly competitive, publicly traded healthcare REIT peers (“Healthcare REIT Peers”) and (ii) a group of other REITs based on total market capitalization relative to our total market capitalization (“Size-Based Peers”).
For the Healthcare REIT Peers, our Compensation Committee focused on companies with significant portfolios of MOBs that it believes we currently are competing with on a day-to-day basis for acquisitions, leasing, investor interest, management talent and other similar strategic initiatives. Our Compensation Committee recognizes that certain of the Healthcare REIT Peers are active with property types in addition to MOBs. Although the market capitalization and total capitalization of the

Healthcare REIT Peers was in some cases substantially larger than ours, our Compensation Committee concluded that the operating intensity and complexity of their MOB portfolios relative to other healthcare asset types make them relevant from a comparative performance perspective. From a relative size perspective, our Healthcare REIT Peers had MOB portfolios ranging from approximately 14 million square feet to 20 million square feet of GLA, which is smaller than our MOB portfolio of approximately 25 million square feet of GLA as of December 31, 2019. Moreover, our Compensation Committee recognized the intensive level of effort required to actively operate, manage and lease a portfolio of multi-tenant MOBs such as ours. For these reasons, our Compensation Committee believes it is appropriate to include the larger Healthcare REIT Peers among the comparable peers in assessing market compensation levels and strategies.
For the Size-Based Peers, our Compensation Committee considered: (i) the size and geographic reach of each company’s portfolios; (ii) whether or not the they actively managed their portfolios; (iii) the magnitude of their growth through acquisitions; (iv) the amount of their leverage; and (v) their total stockholder returns. Our Size-Based Peers had total market capitalizations that ranged from approximately $4 billion to $24 billion, with an average of approximately $10 billion as of December 31, 2019. Our total market capitalization of approximately $9 billion as of December 31, 2019 was consistent with our Size-Based Peers. The Compensation Committee believes it is appropriate to include the Size-Based Peers among the comparable peers in assessing our NEOs market compensation levels.
The Healthcare REIT Peers and the Size-Based Peers for 2019 are identified below:

Healthcare REIT Peers:	Size-Based Peers:
Healthcare Realty Trust, Inc. (NYSE: HR)	Alexandria Real Estate Equities Inc (NYSE: ARE)
Healthpeak Properties, Inc. (NYSE: PEAK)	Brandywine Realty Trust (NYSE: BDN)
Medical Properties Trust, Inc. (NYSE: MPW)	Corporate Office Properties Trust (NYSE:OFC)
National Health Investors, Inc. (NYSE: NHI)	Cousins Properties, Inc (NYSE: CUZ)
Omega Healthcare Investors Inc (NYSE: OHI)	Douglas Emmett, Inc. (NYSE: DEI)
Physicians Realty Trust (NYSE: DOC)	Federal Realty Investment Trust (NYSE: FRT)
Sabra Health Care REIT, Inc. (NASDAQ: SBRA)	Healthcare Realty Trust, Inc. (NYSE: HR)
Highwoods Properties, Inc. (NYSE: HIW)
Hudson Pacific Properties, Inc. (NYSE: HPP)
Kilroy Realty Corp (NYSE: KRC)
Liberty Property Trust (NYSE: LPT)
Medical Properties Trust, Inc. (NYSE: MPW)
PS Business Parks Inc (NYSE: PSB)
The review of comparable peers’ compensation programs is just one of the elements our Compensation Committee takes into account in making compensation decisions for our NEOs. Our Compensation Committee also considers the experience, tenure, and past and recent performance of each executive, as described below, and does not benchmark compensation at any particular level as compared with the peer group. Except as otherwise noted in this CD&A, decisions by our Compensation Committee are subjective and the result of our Compensation Committee’s business judgment, which is informed by the experiences of the members of our Compensation Committee as well as analysis and input from, and comparable peer data provided by, our Compensation Committee’s independent compensation consultants.
The Role of Stockholder Say-on-Pay Votes
We currently provide our stockholders with the opportunity to cast an advisory vote to approve our executive compensation program (referred to as a “say-on-pay proposal”) on an annual basis. At our 2019 Annual Meeting of Stockholders, a non-binding, advisory vote on the frequency of our say-on-pay proposal was presented and approximately 92% of the votes cast thereon voted in favor of the proposal. Our Compensation Committee continues to further solicit stockholder feedback and engaged WTW again in 2019, as its independent compensation consultant, to help ensure that our executive compensation aligns with our peers and that our executive’s incentives are properly aligned with stockholders’ interests for the long-term as discussed below in our “Compensation Discussion and Analysis”. As noted above, we modified our annual and long-term incentive programs for 2018 to put greater emphasis on objective measures of performance and on the performance of the Company as a whole after taking into account feedback from our stockholders.
Employment Agreements
We have entered into employment agreements with each of our NEOs. We believe these employment agreements help promote continuity of our management team. In July 2016, our Compensation Committee approved amended and restated employment agreements for each of our NEOs, and in July 2017 and March 2019, the terms of the applicable agreements with each of our existing NEOs were extended. In March 2019, the terms of the applicable agreements were extended to March

2023 for Messrs. Peters and Milligan and to March 2022 for Ms. Houghton. In approving these employee agreements and in extending the terms thereof, our Compensation Committee focused on (i) internal factors, such as the achievements of the Company (including the achievements noted under “Performance Highlights”) and the responsibilities and the performance of each of our NEOs, and (ii) external factors, such as the compensation provided to comparable executives in the referenced peer group at the time the employment agreements were entered into.
The material terms of these employment agreements are described below in the applicable sections of this CD&A and in the compensation tables and narratives that follow the CD&A under the sections titled “Employment Agreements” and “Potential Payments upon Termination or Change in Control.”
Elements of our 2019 Compensation Program
In 2019, the key elements of compensation for our NEOs were base salary, non-equity incentive plan compensation and long-term equity incentive awards, as described in more detail below. In addition to these key elements, each employment agreement for our NEOs provides for severance protection under certain circumstances, as discussed below.
Base Salary
Base salary provides the fixed portion of compensation for our NEOs and is intended to attract and retain talented individuals and to reward core competence for each executive in their respective roles relative to skill, experience and contributions to us. Our Compensation Committee reviews base salaries on an annual basis in relation to our peers and the executive’s roles and responsibilities within the Company. Base salaries for our NEOs were as follows:

Executive	2018	2019	% Increase	2020	% Increase
Scott D. Peters	$900,000	$900,000	0%	$975,000	8%
Robert A. Milligan	500,000	500,000	0	600,000	20
Amanda L. Houghton	425,000	425,000	0	450,000	6
The base salary levels for each NEO were established in the employment agreements entered into in July 2016. These salary levels were negotiated with each executive and set at levels our Compensation Committee believed to be competitive at that time in relation to similarly situated executives with the peer companies (based on size and complexity) and the performance levels of each of our named executives. Our Compensation Committee engaged its independent compensation consultant, WTW, to review total compensation for our NEOs as it relates to the peer group jointly developed with WTW and it uses this information as a reference point in making its compensation decisions. WTW was engaged again in 2019 to review total compensation for our NEOs as it relates to the peer group which was jointly developed with WTW. Based in part on this review, our Compensation Committee, in February 2020, approved an increase to each NEOs base salary.
Annual Bonus
Annual cash bonuses for our NEOs are intended to reward and recognize their contributions to our financial performance generally and their individual contributions. A portion of each executive’s annual cash incentive is determined based on the Company’s performance against pre-established metrics. At the beginning of each performance year, our Compensation Committee determines specific performance metrics and related goals for the Company and an award opportunity range (corresponding to Threshold, Target and High levels of performance) for each of our NEOs. Our Compensation Committee believes that the Target goals established by it are “stretch” (i.e., ambitious) goals, and, accordingly, (i) that strong performance is expected of the Company and an executive in order to achieve a payout at a Target level and (ii) that superior performance is expected of the Company and the executive in order to achieve a payout above a Target level. Our Compensation Committee includes an assessment of each NEO’s individual performance in the bonus program for a number of reasons, including the competitive industry in which the Company operates, the small size of the Company’s executive team, and the material responsibilities of each member of the executive team. In 2018, our Compensation Committee established an updated framework for executive compensation. For all NEOs, 70% of the bonus is determined by our Compensation Committee based upon the Company’s performance against pre-established goals, and 30% of the bonus is determined by our Compensation Committee based on its subjective assessment of the executive’s individual performance.

Company Performance Metrics.   Set forth below is a summary of the performance metrics for our 2019 bonus program and the reasons our Compensation Committee believes each performance metric is an important component of our pay-for-performance philosophy.

Performance Metric	Important Component
Same-Property Cash NOI Growth
We believe Same-Property Cash NOI is an important and widely recognized measure of internal growth for REITs, which is the foundation for the cash flows that support our dividend and an important component of TSR. For a further description of Same-Property Cash NOI, see “Non-GAAP Financial Measures” below.

Normalized FFO Per Share Growth
Normalized FFO is a common measure of operating performance for REITs because FFO excludes, among other items, transaction expenses and the effect of gains and losses from OP Units included in diluted shares and extinguishment of debt in order to allow investors, analysts and management to compare operating performance among companies and across periods on a consistent basis. A REIT’s Normalized FFO can have a significant impact on the trading price of its common stock and is, therefore, a significant contributor to TSR. For a further description of Normalized FFO, see “Non-GAAP Financial Measures” below.

Relative TSR
We believe TSR is the most direct measure of a company’s creation and preservation of stockholder value and that measuring TSR relative to other companies in the industry provides a better picture of a company’s performance than absolute TSR. For 2019, this metric measures our one-year TSR as compared to the SNL US REIT Healthcare Index as of the last trading day of the year.

Net Debt to Adjusted EBITDAre
For 2019, we measured our balance sheet strength through a leverage metric of net debt to Adjusted EBITDAre, which we believe is fundamental to preserving stockholder value. We changed our leverage calculation to this metric to avoid various market fluctuations.
We believe a strong balance sheet positions us to continue to execute our acquisition strategy, which is important to our growth. Our ability to access various capital markets and our efficiency in accessing those markets are important to our long-term stockholder value because our overall cost of capital is a critical component of our ability to improve earnings with accretive acquisitions.

The following table sets forth the performance metrics and goals approved by our Compensation Committee at the beginning of 2019 to measure 2019 corporate performance after the end of 2019, the relative weighting for each performance metric and the actual performance level achieved. The metrics set forth below are established on an annual basis and reviewed to ensure Target levels set forth below are established at or above our peer group average results. Performance at the Threshold, Target and High levels for a particular performance metric equates to award percentages of 50%, 100% and 150% of the bonus opportunity allocated to that metric, respectively. Award percentages are not pro-rated for performance between the stated levels, but performance levels are subject to rounding.

Metric	Weighting	Threshold (50%)	Target (100%)	High (150%)	Actual Performance	% Awarded (1)
Same-Property Cash NOI growth	20%	2.0%	2.5%	3.0%	2.7%	24%
Normalized FFO Per Share	30%	$1.62	$1.64	$1.67	$1.64	30%
Relative TSR	30%	Lower Quartile (25%)	Avg. Quartile (50%)	Upper Quartile (75%)	Lower Quartile	15%
Net Debt to Adjusted EBITDAre	20%	6.0x	5.75x	5.5x	5.7x	24%

(1) Represents the award percentage for the applicable metric based on performance, multiplied by the weighting for that metric, adjusted if the actual performance measure falls between award percentages.

Based on these performance results, our Compensation Committee determined that each of our NEOs would be awarded 93% of their target bonus related to the Company performance component of the cash bonus program.
Individual Performance. Factors generally considered by our Compensation Committee in the assessment of individual performance for each executive include: (i) effectively implementing targeted acquisition strategies; (ii) effectively raising capital, promoting the Company in the capital markets, and effectively communicating with investors; (iii) effectively managing and leasing our portfolio; and (iv) effectively managing a strong balance sheet. In each case, the Compensation Committee may take into account such other factors as it considers relevant in assessing the executive’s performance. No individual goals were set in advance by our Compensation Committee, and no weighting or special emphasis was assigned to any particular performance achievement.
Mr. Peters provides our Compensation Committee with recommendations for individual performance for each NEO (other than himself) based on his assessment of the executive’s achievements during the year. Our Compensation Committee assesses Mr. Peters’ performance based on his individual achievements during the year to determine his individual performance score. Set forth below are the principal factors considered by our Compensation Committee in assessing each NEO’s individual performance during 2019.

Name	2019 Accomplishments
Scott D. Peters Achievement - Target
Mr. Peters’ accomplishments during 2019 included the following:
• led the Company’s overall strategy and operating plan by driving financial results through internal growth while maintaining a strong balance sheet, low leverage, and reducing our cost of capital;
• helped expand our strong internal full-service operating platform performance by delivering Same-Property Cash NOI growth of 2.7%, while orchestrating the execution of 3.6 million of GLA of new and renewal leases;
• directed the acquisition of $558 million of assets totaling approximately 1.6 million square feet of GLA, located within HTA's key markets at yields of 6.1%;
• along with the items outlined above, drove the efficient utilization of corporate overhead and deployment of company resources to achieve 1.2% year-over-year growth of normalized funds from operations;
• prioritized our Company's focus towards wellness and our social, environmental, and governance (ESG) initiatives;
• actualized the accomplishment of personal goals of all of our executive officers and drove accountability as a key component of our culture and organization; and
• actively participated in the recruitment of new director candidates.

Robert A. Milligan Achievement - Target
• managed the Company’s financial position and capital allocation by lowering our leverage to 28.9%, measured as debt less cash and cash equivalents to total capitalization and 5.6x, measured as debt less cash and cash equivalents to Adjusted EBITDAre, and increasing our liquidity to $1.2 billion, while maintaining strong BBB/Baa2 ratings;
• conducted the deployment of investment capital and oversaw the sourcing, underwriting, and execution efforts of $558 million of acquisitions;
• guided the Company's development efforts by entering into agreements to develop two new on-campus MOBs in key markets totaling approximately 191,000 square feet with anticipated yields of over 6.5%;
• coordinated the issuance of $900 million in senior unsecured notes with a weighted average rate of 3.04% per annum, effectively reducing our cost of capital and laddering maturities to 2030, pushing out the earliest of these long-term maturities to 2023;
• strategically fixing our floating rate debt at 2.44% per annum to fix the entirety of the Company's debt portfolio; and
• led the advancement in our accounting and finance departments to improve efficiency and helped position us for future growth.

Amanda L. Houghton Achievement - Target
• drove Same-Property Cash NOI for the portfolio to 2.7% from the generation of 2.3% in base revenue growth and expense savings which drove $1 million in margin expansion;
• oversaw the execution of 3.6 million square feet of GLA of new and renewal leases, or over 14.6%, of the total GLA of our portfolio and increased re-leasing spreads to 3.5% while tenant retention for our Same-Property portfolio was 83% by GLA;
• led negotiations of key leases with major health system tenants, successfully retaining the tenancy of such tenants at more favorable terms;
• created value through the expansion of our property management and engineering services, with a focus on gaining increased economics of scale in our key markets through service offerings and additional internalization of third-party services to our full-service operating platform; and
• drove efficiencies, strong tenant and health system relationships, and strategic partnerships and coordinated the efforts and realization of professional goals of our key leasing and asset management personnel.

Based on the above achievements in 2019, our Compensation Committee applied an individual performance rating of 115% for Mr. Peters and Mr. Milligan, and 95% for Ms. Houghton. This reflects our Compensation Committee’s assessment of the target performance of the Company and its view of the NEOs individual achievements, including driving solid financial results consecutively year over year. Although our Compensation Committee viewed our NEO’s individual performance as high, our Compensation Committee rated the individual performance of our NEOs as target to reflect the Company’s overall TSR compared to our Healthcare REIT and Size-Based peers.
These assessments were not based on specifically prescribed criteria established at the beginning of 2019 but, rather, were based on a subjective determination by our Compensation Committee of a combination of factors relevant to each executive’s position and individual performance that were important to helping the Company achieve its short-term and long-term corporate objectives.
The following table sets forth the range of the 2019 bonus opportunity for each of our NEOs and the actual bonus amounts awarded to each NEO for their respective 2019 performance, taking into account the Company and individual performance assessments described above. The Target bonus percentage is established in each NEO’s employment agreement. Our Compensation Committee established Threshold and High percentages based on 50% and 150%, respectively, of each NEO’s Target percentage.

	Range of 2019 Bonus Opportunities			2019 Bonus Earned
Executive	Threshold	Target	High	Actual % of Target (1)	Amount
Scott D. Peters	$900,000	$1,800,000	$2,700,000	100%	$1,792,800
Robert A. Milligan	250,000	500,000	750,000	100%	498,000
Amanda L. Houghton	212,500	425,000	637,500	94%	397,800

(1) Represents the sum of (i) the Company performance factor (which was 93% based on 2019 performance as described above) multiplied by the weighting of this component for each executive (70%) and (ii) the individual performance factor for each executive (which was 115% for Mr. Peters and Mr. Milligan and 95% for Ms. Houghton, based on 2019 performance as described above) multiplied by the weighting of this component for each executive (30%).

Long-Term Equity Incentives
Our NEOs participate each year in our long-term incentive program. The objectives of our long-term incentive program are to promote achievement of performance goals, to focus our executive officers on creating long-term value for our stockholders, and to assist us in attracting and retaining key executives. Based on feedback from stockholders and our independent compensation consultant, our Compensation Committee established an updated evaluation framework for its 2018 long-term equity incentive plan and aligned all NEOs’ long-term equity incentives with that of their short-term incentives. For all NEOs, long-term incentive awards awarded in early 2019 based on 2018 performance increased from 50% to 70% for our Compensation Committee’s assessment of our achievement of corporate goals identified below, and from 50% to 30% for our Compensation Committee’s assessment of our executives’ individual performance during the applicable year. This weighting remained the same for the 2019 fiscal year.
In addition, our Compensation Committee eliminated the subjective and discretionary Company measurements of (i) proactive asset management, (ii) financial flexibility, and (iii) franchise value, that had been used for long-term incentives in prior years. Instead, our Compensation Committee utilized the following four objective measurements to determine the Company performance portion of the award: (i) relative TSR; (ii) Same-Property Cash NOI growth; (iii) net debt to Adjusted EBITDAre; and (iv) Normalized FFO per share growth. Although we have similar Company performance metrics for our short-term and long-term incentives, these metrics have significantly different weightings and measurements. The Company performance metrics for our long-term equity incentives is measured over a multi-year period to reflect our long-term focus.
For each NEO a range of potential award values, expressed in each case as a dollar amount, is established at the beginning of the applicable performance year corresponding to three levels of performance (i.e., Threshold, Target, and High) for long-term incentive compensation. Performance at the Threshold, Target and High levels for a particular performance metric equate to award percentages of 50%, 100% and 200%, respectively, of the long-term incentive opportunity allocated to that metric.
The amounts awarded under the long-term incentive program are determined by our Compensation Committee following the performance year in the form of restricted shares of our common stock. The number of shares of our common stock awarded is determined by converting the dollar value of the award into shares of our common stock using the closing price of our common stock on the day prior to our grant date. The shares of our common stock awarded to each executive under the program are then subject to a multi-year vesting schedule following the performance year. Our Compensation Committee believes that this structure creates additional incentives for our executives to achieve superior Company and individual performance during the performance year, as well as an additional retention incentive to remain with the Company through the awards’ vesting dates and further alignment of our executives’ interests with those of our stockholders through our executives’ ownership of the Company’s common stock.

Company Performance Metrics. At the beginning of 2019, our Compensation Committee approved the Company performance metrics for 2019 to be used in determining the levels of the 2020 long-term equity incentive awards to be granted to our executives in early 2020. See the discussion in the section titled “Annual Bonus - Company Performance Metrics” above for a summary of the performance metrics and the reasons our Compensation Committee believes each performance metric is an important component of our pay-for-performance philosophy.
For all NEOs, 70% of the value of their long-term incentive compensation award is determined by our Compensation Committee based upon the Company’s performance, and 30% of the value of their long-term compensation award is based on individual performance achievements as determined by our Compensation Committee on a discretionary basis at the end of the performance year. The metrics set forth below are established on an annual basis and reviewed to help ensure Target levels set forth below are established at or above our SNL HC REIT Index peers. The Company performance metrics for 2019, as well as the achievement level for each metric, were as follows:

Company Performance	Weighting	Threshold (50%)	Target (100%)	High (200%)	Actual Performance	% Awarded (1)
Five-year TSR vs SNL US REIT Healthcare Index (expressed in percentile)	50%	Lower Quartile (25%)	Avg. Quartile (50%)	Upper Quartile (75%)	Lower Quartile	25%
Five-year Same-Property Cash NOI Growth	25%	2.0%	2.5%	3.0%	2.8%	38%
Five-year Normalized FFO Per Share Growth	10%	16%	20%	24%	14%	0%
Net Debt to Adjusted EBITDAre	15%	6.0x	5.75x	5.5x	5.7x	20%

(1) Represents the award percentage for the applicable metric based on performance, multiplied by the weighting for that metric, adjusted if the actual performance measure falls between award percentages.

Component	2019 Achievement
Five-year TSR vs SNL US REIT Healthcare Index	Over the last five years, we have generated total stockholder returns of approximately 39%. This placed us in the third quartile for performance relative to our peers.
Five-year Same-Property Cash NOI Growth
Same-Property Cash NOI growth has averaged 2.8% for the last five years. This achievement marks the fifth year of consistent quarterly growth of approximately 2.5% or more. This growth allowed us to increase our dividend by 1.6% for the year as well as contributing to our TSR growth as noted above.

Five-year Normalized FFO Per Share Growth
Over the last five years, our Normalized FFO per share growth has increased approximately 14% (which includes a $0.02 impact from the adoption of Topic 842) to $1.64 per diluted share as of December 31, 2019. This achievement is due to our disciplined record of acquiring and developing MOBs with strong accretion and growth in our key markets.

Net Debt to Adjusted EBITDAre
We had total leverage of 28.9%, measured as debt less cash and cash equivalents to total capitalization, and 5.7x, measured as debt less cash and cash equivalents to Adjusted EBITDAre. As of December 31, 2019, we had total liquidity of $1.2 billion, including $900 million available under our unsecured revolving credit facility, $306.2 million of forward equity agreements, and cash and cash equivalents of $32.7 million.

Based on these performance results, our Compensation Committee determined that all NEOs would be awarded 83% of their long-term incentive related to Company performance.
Individual Performance
For our Compensation Committee’s assessment of each executive’s individual performance during 2019, see the discussion in the section titled “Annual Bonus - Individual Performance” above in this CD&A.

The following table sets forth the range of the 2019 long-term incentive opportunity for each of our NEOs and the actual equity grant levels awarded for each executive for their respective 2019 performance. The Threshold, Target and High amounts for each of our NEOs were determined at the discretion of our Compensation Committee and set at the same levels for each executive as used for the 2017 and 2018 long-term incentive opportunity.

Executive	Threshold (50%)	Target (100%)	High (150%)	Actual % of Target (1)	Amount
Scott D. Peters	$1,800,000	$3,600,000	$5,400,000	93%	$3,339,900
Robert A. Milligan	500,000	1,000,000	1,500,000	93%	927,750
Amanda L. Houghton	425,000	850,000	1,275,000	87%	737,588

(1) Represents the sum of (i) the Company performance factor (which was 83% based on 2019 four-year performance as described above) multiplied by the weighting of this component for each executive (70%) and (ii) the individual performance factor for each executive (which was 115% for Mr. Peters and Mr. Milligan, and 95% for Ms. Houghton, based on 2019 target performance) multiplied by the weighting of this component for each executive (30%).

Accordingly, each NEO received an award of restricted common stock on January 2, 2020, with the number of shares subject to each award being the amount awarded based on 2019 performance set forth in the table above, divided by $30.28, which was the closing price of our common stock on the last trading day prior to the grant date. The grant to Mr. Peters vested one-third on the grant date, and the remainder of the grant vests in two annual installments. The grant to each of our other NEOs vests in three annual installments.
Under applicable accounting rules, the NEOs’ awards under our 2019 equity program were not considered “granted” until January 2020 when our Compensation Committee determined the dollar values of the restricted common stock to be awarded to each executive. In accordance with SEC rules, these grants will be reflected in the compensation tables of next year’s proxy statement as compensation to each executive in 2020. The compensation tables below in this proxy statement reflect the grants of restricted common stock made to our NEOs early in 2019 pursuant to our 2018 equity incentive program. For a description of our Compensation Committee’s process for determining these awards, please see the proxy statement filed for our 2019 Annual Meeting of Stockholders.
Severance Benefits
Our Compensation Committee believes that the severance protections included in our NEOs’ employment agreements can be a valuable tool in attracting and retaining key executive officers. Our Compensation Committee determines the level of severance benefits to provide to each NEO on a case-by-case basis and, in general, considers these severance protections an important part of an executive’s compensation and to be consistent with competitive market practices. As described in more detail under the section titled “Potential Payments upon Termination or Change in Control” below, our NEOs would be entitled under their employment agreements to severance benefits in the event of a termination of employment by us without “Cause” or by the executive for “Good Reason,” as defined in the applicable employment agreement.

COMPENSATION COMMITTEE REPORT
Our Compensation Committee oversees our compensation program on behalf of our Board of Directors. In fulfilling its oversight responsibilities, our Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” included in this proxy statement.
In reliance on the review and discussion referred to above, our Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in our proxy statement on Schedule 14A filed in connection with our 2020 Annual Meeting of Stockholders.
This report shall not be deemed to be “soliciting material,” shall not be deemed to be incorporated by reference by any general statement incorporating by reference our proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing, and shall not otherwise be deemed filed under such Acts. This report is provided by the following independent directors, who constitute our Compensation Committee:

Warren D. Fix, Chair
W. Bradley Blair, II
Vicki U. Booth
H. Lee Cooper
Maurice J. DeWald
Peter N. Foss

COMPENSATION OF EXECUTIVE OFFICERS
Executive Compensation
Summary Compensation Table - Fiscal 2019, 2018 and 2017
The summary compensation table below reflects the total compensation earned by our NEOs for the years ended December 31, 2019, 2018 and 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
Scott D. Peters (3)	2019	900,000	—	3,726,012	1,792,800	23,104	6,441,916
Chief Executive Officer, President and Chairman (Principal Executive Officer)	2018	900,000	—	4,657,496	1,296,000	17,871	6,871,367
	2017	900,000	2,000,000	2,999,960	2,574,000	17,014	8,490,974
Robert A. Milligan (4)	2019	500,000	—	1,035,002	498,000	18,656	2,051,658
Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer)	2018	500,000	—	1,420,007	360,000	17,087	2,297,094
	2017	400,000	1,000,000	699,979	—	17,614	2,117,593
Amanda L. Houghton	2019	425,000	—	879,750	397,800	23,704	1,726,254
Executive Vice President - Asset Management	2018	425,000	—	1,000,006	306,000	18,471	1,749,477
	2017	300,000	—	300,008	430,500	17,614	1,048,122

(1) Reflects the aggregate grant date fair value of awards granted to the NEOs in the reported year. For more information regarding the grant date fair value of awards of restricted common stock, see Note 12, Stockholders’ Equity and Partners’ Capital, of the Company’s financial statements filed with the SEC as part of the 2019 Annual Report.

       As described in the CD&A, we generally grant annual equity awards to our executives early in the fiscal year at levels determined based on Company and individual performance during the prior year. Under SEC rules, equity awards are reported in the Summary Compensation Table (and the Grants of Plan-Based Awards Table below) as compensation for the year in which the award was granted (as opposed to the year in which it was earned). Accordingly, this table reports the equity awards granted to our executives in January 2019 (based on 2018 performance) as compensation for 2019, and the equity awards described in the CD&A, which were based on 2019 performance and granted in January 2020, will be reported as 2020 compensation in the proxy statement for our 2021 Annual Meeting of Stockholders.

(2) Amounts in this column for 2019 include payments for 100% of the premiums for healthcare coverage under our group health plan in the amount of $23,104 for Mr. Peters, $8,056 for Mr. Milligan and $13,104 for Ms. Houghton and 401(k) match in the amount of $10,600 for each of Mr. Milligan and Ms. Houghton. Such amounts reflect the aggregate cost to us of providing the benefit.

(3) In 2017, Mr. Peters was awarded a $2,000,000 one-time transaction bonus for his significant efforts and accomplishments related to the 2017 Duke acquisition.
(4) In 2018, our Compensation Committee determined to award Mr. Milligan’s annual bonus for 2017 in the form of a restricted stock award (to vest on December 30, 2018) rather than in cash. As the award was granted in 2018, in accordance with SEC rules, it is reported as 2018 compensation in this table and in the Grants of Plan-Based Awards table below. In 2017, Mr. Milligan was awarded a $1,000,000 one-time transaction bonus for his significant efforts and accomplishments related to the 2017 Duke acquisition.

Employment Agreements
Our Compensation Committee approved amended and restated employment agreements in 2016 for each of our NEOs that were effective July 8, 2016. Mr. Peters’ and Mr. Milligan’s employment agreements provided for an initial term of four years. Ms. Houghton’s employment agreement provided for an initial term of two years. In July 2017 and March 2019, the terms of the applicable employment agreements with each of our existing NEOs were extended. In March 2019, the terms of the applicable employment agreements were extended to March 2023 for Messrs. Peters and Milligan, and to March 2022 for Ms. Houghton.
The base salary levels for each NEO were established in the employment agreements entered into in July 2016. The employment agreements for Mr. Peters, Mr. Milligan, and Ms. Houghton provide that the initial base salaries shall be $900,000, $400,000, and $300,000 per annum, respectively. The NEOs’ current salary levels are reported in the CD&A above. The employment agreements also provide a target annual bonus of 200% of base salary for Mr. Peters and 100% of base salary for each of Mr. Milligan and Ms. Houghton.
The employment agreement for Mr. Peters also provides that his annual equity award opportunity each year commencing with 2017 will have a target value of 300% of his base salary. Each executive is also eligible to receive an annual incentive bonus based on the Company’s and the applicable executive’s performance as determined by our Compensation Committee. Each employment agreement also provides that the applicable executive shall be entitled to participate in the benefit plans made available generally to the Company’s other senior executives, with the Company paying 100% of the premiums for health insurance coverage for the executive and his or her eligible dependents.

For information on the benefits provided to the NEOs in connection with a termination of employment or a change in control of the Company, as well as certain restrictive covenants provided in each executive’s employment agreement, please see “Potential Payments upon Termination or Change in Control” below.
Grants of Plan-Based Awards Table - Fiscal 2019
The following table presents information concerning plan-based awards granted to our NEOs during the year ended December 31, 2019. All equity awards were granted pursuant to the 2006 Incentive Plan. For additional information regarding the awards reflected in this table, please see the CD&A and the notes to the Summary Compensation Table above. For more information on the 2006 Incentive Plan, please see “Equity Compensation Plans” below.

	Compensation Committee Approval Date		Estimated Future Payouts under Non- Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	Grant Date Fair Value of Stock and Option Awards ($)
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)
Scott D. Peters	12/5/2018	1/2/2019	—	—	—	147,215	3,726,012
	N/A	N/A	900,000	1,800,000	2,700,000	—	—
Robert A. Milligan	12/5/2018	1/2/2019	—	—	—	40,893	1,035,002
	N/A	N/A	250,000	500,000	750,000	—	—
Amanda L. Houghton	12/5/2018	1/2/2019	—	—	—	34,759	879,750
	N/A	N/A	212,500	425,000	637,500	—	—

(1) Each award represents a grant of restricted stock that generally vests based on the executive’s continued service with the Company through the applicable vesting date. Mr. Peters’ January 2, 2019 award vests in three equal installments on January 2, 2019, January 2, 2020 and January 2, 2021. The awards granted to Mr. Milligan and Ms. Houghton on January 2, 2019 vest in three equal installments on January 2, 2020, January 2, 2021 and January 2, 2022.

Outstanding Equity Awards Table at Fiscal 2019 Year-End
The following table presents information concerning outstanding equity awards held by our NEOs as of December 31, 2019. Our NEOs are generally entitled to dividends paid on unvested shares and do not hold any option awards.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Scott D. Peters (2)	187,289	5,671,111
Robert A. Milligan (3)	95,859	2,902,611
Amanda L. Houghton (4)	67,243	2,036,118

(1) Based on the closing price of our common stock on the NYSE as of December 31, 2019 of $30.28 per share.
(2) Reflects (i) 37,500 restricted shares of our common stock, which vest and become non-forfeitable on January 1, 2020, (ii) 100,718 restricted shares of our common stock, which vest and become non-forfeitable on January 2, 2020, and (iii) 49,071 restricted shares of our common stock, which vest and become non-forfeitable on January 2, 2021.

(3) Reflects (i) 24,720 restricted shares of our common stock, which vest and become non-forfeitable on January 2, 2020, (ii) 20,611 restricted shares of our common stock, which vest and become non-forfeitable on January 3, 2020, (iii) 12,177 restricted shares of our common stock, which vest and become non-forfeitable on July 8, 2020, (iv) 24,720 restricted shares of our common stock, which vest and become non-forfeitable on January 2, 2021, and (v) 13,631 restricted shares of our common stock, which vest and become non-forfeitable on January 2, 2022.

(4) Reflects (i) 22,676 restricted shares of our common stock, which vest and become non-forfeitable on January 2, 2020, (ii) 10,306 restricted shares of our common stock, which vest and become non-forfeitable on January 3, 2020, (iii) 22,675 restricted shares of our common stock, which vest and become non-forfeitable on January 2, 2021, and (iv) 11,586 restricted shares of our common stock, which vest and become non-forfeitable on January 2, 2022.

Option Exercises and Stock Vested Table - Fiscal 2019
The following table shows the number of shares of common stock of the Company subject to stock awards that vested and the value realized upon vesting of such shares for each of the NEOs during 2019:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Scott D. Peters	193,765	4,882,764
Robert A. Milligan	26,161	661,080
Amanda L. Houghton	26,161	661,080

(1) The value realized for restricted stock awards is based on the closing price of our common stock on the day prior to the applicable vesting date.
Potential Payments upon Termination or Change in Control
Summary of Potential Payments upon Termination of Employment.    As described above, we have entered into employment agreements with each of our NEOs, which provide certain benefits to the executive in the event of his or her termination of employment with us under certain conditions. In each case, the amount of the benefits varies depending on the reason for the termination. The following is a summary of the benefits provided under each executive’s employment agreement as in effect as of December 31, 2019.
Termination without Cause; Resignation for Good Reason.    If, during the term of the employment agreement, we terminate the executive’s employment without Cause, or he or she resigns for Good Reason (as such terms are defined in the applicable employment agreement), the executive will be entitled to the following benefits:

•	A prorated bonus for the year in which the termination occurs (based on the executive’s period of service during the year).

•	A lump sum cash severance payment equal to:

•	in the case of Mr. Peters, three times the sum of (i) his then-current base salary and (ii) his target annual bonus for the fiscal year in which the date of termination occurs; and

•	in the case of Mr. Milligan and Ms. Houghton, two times his or her then-current base salary.

•	Payment by the Company of premiums to continue healthcare coverage under COBRA for 18 months in the case of Mr. Peters, or six months in the case of Mr. Milligan and Ms. Houghton.

•	Immediate vesting of the executive’s then-outstanding and unvested equity awards.
In each case, the executive’s right to receive the severance benefits described above is contingent on the executive providing a general release of claims in favor of the Company.
Disability.    If we terminate the executive’s employment by reason of his or her disability, the executive will be entitled to payment by the Company of premiums to continue healthcare coverage under COBRA, for 18 months in the case of Mr. Peters, or six months in the case of Mr. Milligan and Ms. Houghton. In addition, the executive’s then-outstanding and unvested equity awards will become immediately vested.
Death.    In the event of a termination due to death, the executive’s then-outstanding and unvested equity awards will become immediately vested.
Non-Compete Agreement and Non-Solicitation Covenants.    Each NEO’s employment agreement includes non-competition and non-solicitation covenants in favor of the Company. If the Company elects upon the executive’s termination of employment to enforce the non-competition covenant, the covenant would generally apply for one year following the executive’s termination of employment, and if the executive’s employment is terminated for any reason other than by the Company for Cause or due to the executive’s death, the Company would be required to pay the executive an amount equal to 60% of the sum of the executive’s base salary in effect on the termination date and the executive’s annual bonus for the year preceding the year in which the termination date occurred (or, in Mr. Peters’ case, 75% of such sum). In addition, if the executive’s employment with us terminates upon or following the expiration of the term of his or her employment agreement, the executive’s equity-based awards will generally remain outstanding and eligible to vest for up to two years following the termination date, subject to the executive’s compliance with the non-competition covenant through the applicable vesting date. In each case, the executive would also be subject to a covenant not to solicit our customers, vendors, or employees for one year after the executive’s termination date. These agreements also limit each executive’s ability to disclose or use any of our confidential business information or practices.

The following table summarizes the value of the termination payments and benefits that each of our NEOs would receive if he or she had terminated employment with us on December 31, 2019 under the circumstances shown. No such termination payments or benefits would be payable to a NEO upon a termination by the Company for Cause. The amounts shown in the tables do not include accrued but unpaid salary, earned annual bonus for 2019, or payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

Name	Resignation Without Good Reason ($)	Termination Without Cause or Resignation For Good Reason ($)	Death ($)	Disability ($)
Scott D. Peters
Cash Severance (1)	—	8,100,000	—	—
Benefit Continuation (2)	—	37,845	—	37,845
Value of Unvested Equity Awards (3)	—	5,671,111	5,671,111	5,671,111
Non-Compete Payment (4)	1,647,000	1,647,000	—	1,647,000
Total	1,647,000	15,455,956	5,671,111	7,355,956
Robert A. Milligan
Cash Severance (1)	—	1,000,000	—	—
Benefit Continuation (2)	—	9,119	—	9,119
Value of Unvested Equity Awards (3)	—	2,902,611	2,902,611	2,902,611
Non-Compete Payment (4)	516,000	516,000	—	516,000
Total	516,000	4,427,730	2,902,611	3,427,730
Amanda L. Houghton
Cash Severance (1)	—	850,000	—	—
Benefit Continuation (2)	—	12,615	—	12,615
Value of Unvested Equity Awards (3)	—	2,036,118	2,036,118	2,036,118
Non-Compete Payment (4)	438,600	438,600	—	438,600
Total	438,600	3,337,333	2,036,118	2,487,333

(1) Represents a lump sum cash severance payment equal to, in the case of Mr. Peters, three times the sum of (i) his then-current base salary and (ii) his then-current target bonus and, in the case of the other NEOs, two times the executive’s then-current base salary

(2) Represents company-paid COBRA for medical, dental and vision coverage based on 2018 rates for (i) 18 months in the case of Mr. Peters, or (ii) six months in the case of Mr. Milligan and Ms. Houghton.

(3) Represents the value of unvested equity awards that vest upon the designated event pursuant to the executive’s employment agreement as described above. Awards of restricted common stock are valued based upon the closing price of our common stock on the NYSE as of December 31, 2019 of $30.28 per share.

(4) As noted above, the Company may elect to have the executive be subject to a non-competition covenant for one year following the executive’s termination of employment, subject to the Company making a payment to the executive if the termination is for any reason other than by the Company for Cause or due to the executive’s death. This amount represents 60% of the sum of the executive’s base salary in effect on December 31, 2019 and the executive’s annual bonus for 2018 (or, in Mr. Peters’ case, 75% of such sum).

Summary of Potential Payments upon a Change in Control.    No NEO would be entitled to cash benefits or accelerated vesting of equity awards simply because a change in control of the Company occurs. Pursuant to the 2006 Incentive Plan, equity awards under the plan (including awards held by our NEOs) would generally vest upon the occurrence of a change in control of the Company (as defined in the plan) only if they are not assumed or otherwise continued after the transaction or, in the event such award is assumed or otherwise continued after the transaction, if the holder’s employment is terminated by us without Cause or by the holder for Good Reason within one year after the change in control. The following table summarizes the value of each executive’s outstanding equity awards that may have vested in connection with a change in control as of December 31, 2019.

Name	Change in Control ($)
Scott D. Peters
Value of Unvested Equity Awards (1)	5,671,111
Total	5,671,111
Robert A. Milligan
Value of Unvested Equity Awards (1)	2,902,611
Total	2,902,611
Amanda L. Houghton
Value of Unvested Equity Awards (1)	2,036,118
Total	2,036,118

(1) Represents the value of unvested awards of restricted common stock, which are valued based upon the closing price of our common stock on the NYSE as of December 31, 2019 of $30.28 per share.
CEO Pay Ratio
Pursuant to the Exchange Act we are required to disclose in this proxy statement the ratio of the total annual compensation of our CEO to the median of the total annual compensation of all of our employees (excluding our CEO). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our CEO’s total compensation for 2019 was $6,418,812 and the median of the total compensation of all of our employees (excluding our CEO) for 2019 was $69,548. Accordingly, we estimate the ratio of our CEO’s total compensation for 2019 to the median of the total compensation of all of our employees (excluding our CEO) for 2019 to be 92 to 1.
We selected December 31, 2019, which is a date within the last three months of fiscal 2019, as the date we would use to identify our median employee. To find the median of the annual total compensation of all our employees (excluding our CEO), we used the amount of the employee’s base compensation and cash bonuses, as well as stock awards granted to the employee during 2019 (based on the grant date fair value of the awards as determined for accounting purposes). All other compensation, such as premiums for healthcare coverage and 401(k) matching arrangements that are included in the “Summary Compensation Table” above, are not included in this calculation as they are deemed immaterial and would result in no change to the pay ratio above. In making this determination, we annualized compensation for those employees who did not work for the Company for the entire fiscal year. We did not make any cost-of-living adjustments in identifying the median employee.
This pay ratio is an estimate calculated in a manner consistent with SEC rules based on the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

EQUITY COMPENSATION PLANS
The following table gives information as of December 31, 2019 about our common stock that may be issued under the 2006 Incentive Plan.

Plan Category (1)	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#) (2)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (#)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#)
Equity compensation plans approved by security holders	136,840	—	—
Equity compensation plans not approved by security holders	1,019,000	—	1,066,892
Total	1,155,840	—	1,066,892

(1) The 2006 Incentive Plan was initially approved by our stockholders. In February 2011, our Board of Directors approved an increase in the shares of the Company’s common stock that may be issued under the plan from 1,000,000 to 5,000,000. This increase was not approved by stockholders. Accordingly, the remaining shares under the plan are reflected in the table above under “Equity compensation plans not approved by security holders.”

(2) Does not include 600,987 outstanding restricted shares granted under the 2006 Incentive Plan.
2006 Incentive Plan
We have adopted the 2006 Incentive Plan, which we use to attract and retain qualified independent directors, employees, officers and consultants providing services to us who are considered essential to our long-term success by offering these individuals an opportunity to participate in our growth through awards in the form of, or based on, our common stock. The 2006 Incentive Plan provides for granting awards in the following forms:

•	options to purchase shares of our common stock;

•	stock appreciation rights, which give the holder the right to receive the difference between the fair market value per share on the date of exercise over the grant price;

•	performance awards, which are payable in cash or stock upon the attainment of specified performance goals;

•	restricted common stock, which is subject to restrictions on transferability and other restrictions set by the Compensation Committee;

•	restricted stock units, which give the holder the right to receive shares of our common stock, or the equivalent value in cash or other property, in the future;

•	deferred stock units, which give the holder the right to receive shares of our common stock, or the equivalent value in cash or other property, at a future time;

•	dividend equivalents, which entitle the participant to payments equal to any dividends paid on the shares of our common stock underlying an award; and/or

•	other stock based awards in the discretion of the plan administrator, including unrestricted stock grants and units of our operating partnership.
Any such awards will provide for exercise prices, where applicable, that are not less than the fair market value of our common stock on the date of the grant. Any shares issued under the incentive stock plan will be subject to the ownership limits contained in our charter.
Our Board of Directors or a committee of our independent directors administers the 2006 Incentive Plan, with sole authority to select participants, determine the types of awards to be granted and all of the terms and conditions of the awards, including whether the grant, vesting or settlement of awards may be subject to the attainment of one or more performance goals. No awards will be granted under the plan if the grant, vesting and/or exercise of the awards would jeopardize our qualification as a REIT under the Internal Revenue Code (the “Code”) or otherwise violate the ownership and transfer restrictions imposed under our charter.
The maximum number of shares of our common stock that may be issued upon the exercise or grant of an award under the 2006 Incentive Plan is 5,000,000. In the event of a non-reciprocal corporate transaction that causes the per share value of our common stock to change, such as a stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend, the share authorization limits of the incentive stock plan will be adjusted proportionately. Except as described in the next sentence, shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2006 Incentive Plan will again be available for subsequent awards under the plan. Shares that are exchanged by a participant or withheld by the Company to pay the exercise price of an award granted under the 2006 Incentive Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any award, will not be available for subsequent awards under the plan. To the extent that an award is settled in cash or in a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will again be available for subsequent awards under the 2006 Incentive Plan. To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option granted under the 2006 Incentive Plan, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits, as opposed to only counting the shares actually issued. By way of example only, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits with respect to such exercise.
Unless otherwise provided in an award certificate or any special plan document governing an award, upon the termination of a participant’s service due to death or disability (as defined in the plan):
•all of that participant’s outstanding options and stock appreciation rights will become fully vested and exercisable;
•all time-based vesting restrictions on that participant’s outstanding awards will lapse; and
•the payout level under all of that participant’s outstanding performance-based awards will be determined and deemed to have been earned based upon an assumed achievement of all relevant performance goals at the “target” level, and the awards will payout on a pro rata basis, based on the time within the performance period that has elapsed prior to the date of termination.
Unless otherwise provided in an award certificate or any special plan document governing an award, upon the occurrence of a change in control of the Company (as defined in the plan) in which awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control in a manner approved by the Compensation Committee or our Board of Directors:
•all outstanding options and stock appreciation rights and other outstanding awards in the nature of rights that may be exercised will become fully vested and exercisable;
•all time-based vesting restrictions on outstanding awards will lapse as of the date of termination; and
•the payout level under outstanding performance-based awards will be determined and deemed to have been earned as of the effective date of the change in control based upon an assumed achievement of all relevant performance goals at the “target” level, and the awards will payout on a pro rata basis, based on the time within the performance period that has elapsed prior to the change in control.
In addition, with respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a change in control, if within one year after the effective date of the change in control, a participant’s employment is terminated without cause or the participant resigns for good reason (as such terms are defined in the plan), then:
•all of that participant’s outstanding options, stock appreciation rights and other awards in the nature of rights that may be exercised will become fully vested and exercisable;
•all time-based vesting restrictions on that participant’s outstanding awards will lapse as of the date of termination; and
•the payout level under all of that participant’s performance-based awards that were outstanding immediately prior to effective time of the change in control will be determined and deemed to have been earned as of the date of termination based upon an assumed achievement of all relevant performance goals at the “target” level, and the awards will payout on a pro rata basis, based on the time within the performance period that has elapsed prior to the date of termination.
The 2006 Incentive Plan will automatically expire on the tenth anniversary of the date on which it is adopted, unless extended or earlier terminated by the Board of Directors. The plan was extended on February 24, 2011 and will expire on February 24, 2021. The Board of Directors may terminate the plan at any time, but such termination will have no adverse impact on any award that is outstanding at the time of such termination. The Board of Directors may amend the plan at any time, but any amendment would be subject to stockholder approval if, in the reasonable judgment of the Board of Directors, stockholder approval would be required by any law, regulation or rule applicable to the plan. No termination or amendment of the plan may, without the written consent of the participant, reduce or diminish the value of an outstanding award determined as if the award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination. The Board of Directors may amend or terminate outstanding awards, but those amendments may require consent of the participant and, unless approved by the stockholders or otherwise permitted by the anti-dilution provisions of the plan, the exercise price of an outstanding option may not be reduced, directly or indirectly, and the original term of an option may not be extended.

Under Section 162(m) of the Code, a public company generally may not deduct compensation in excess of $1 million paid to its Chief Executive Officer and certain other executive officers. As a qualifying REIT, the Company does not pay federal income tax; therefore, the unavailability of the Section 162(m) compensation deduction to these amounts did not result in any increase in the Company’s federal income tax obligations and, accordingly, our Compensation Committee has not adopted a policy requiring all compensation to be deductible.

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed Deloitte to be our independent registered public accounting firm for the year ending December 31, 2020. A representative of Deloitte is expected to be present at the 2020 Annual Meeting of Stockholders and will have an opportunity to make a statement if he or she so desires. The representative also will be available to respond to appropriate questions from the stockholders.
Although it is not required to do so, the Board of Directors is submitting the Audit Committee’s appointment of our independent registered public accounting firm for ratification by the stockholders at the 2020 Annual Meeting of Stockholders in order to ascertain the views of the stockholders regarding such appointment as a matter of good corporate practice. If the stockholders should not ratify the appointment of our independent registered public accounting firm, the Audit Committee will reconsider the appointment. In addition, even if stockholders ratify the Audit Committee’s appointment of Deloitte, the Audit Committee, in its discretion, may still appoint a different independent registered public accounting firm if it believes that such a change would be in the best interests of the Company and our stockholders.
The Board of Directors recommends a vote “FOR” ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: AUDIT AND NON-AUDIT FEES
Deloitte has served as our independent auditors since April 2006. The following summarizes the approximate aggregate fees billed to the Company for the fiscal years ended December 31, 2019 and 2018 by Deloitte, the Company’s principal independent registered public accounting firm, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte Entities”):

Services	2019	2018
Audit fees (1)	$1,279,127	$1,107,135
Tax fees (2)	475,251	432,870
Total	$1,754,378	$1,540,005

(1) Audit fees consist of the audit of our annual consolidated financial statements, a review of our quarterly condensed consolidated financial statements, and other services related to filings with the SEC.

(2) Tax services consist of tax compliance.
Pre-Approval Policies
The Audit Committee charter imposes a duty on the Audit Committee to pre-approve all auditing services performed for us by our independent auditors, as well as all permitted non-audit services, if any (including the fees and terms thereof) in order to ensure that the provision of such services does not impair the auditors’ independence. Unless a type of service to be provided by the independent auditors has received “general” pre-approval, it will require “specific” pre-approval by the Audit Committee.
All requests or applications for services to be provided by the independent auditor that do not require specific pre-approval by the Audit Committee will be submitted to management and must include a detailed description of the services to be rendered. Management will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditors.
Requests or applications to provide services that require specific pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditors and the Principal Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The chair of the Audit Committee has been delegated the authority to specifically pre-approve de minimis amounts for services not covered by the general pre-approval guidelines. All amounts, other than such de minimis amounts, require specific pre-approval by the Audit Committee prior to engagement of Deloitte. All amounts, other than de minimis amounts not subject to pre-approval, specifically pre-approved by the chair of the Audit Committee in accordance with this policy are to be disclosed to the full Audit Committee at the next regularly scheduled meeting.
All services rendered by Deloitte for the years ended December 31, 2019 and 2018 were pre-approved in accordance with the policies and procedures described above.
Auditor Independence
The Audit Committee has considered whether the provision of the above noted services is compatible with maintaining the independence of our independent registered public accounting firm’s independence and has concluded that the provision of such services has not adversely affected the independent registered public accounting firm’s independence.

AUDIT COMMITTEE REPORT TO STOCKHOLDERS
The Audit Committee of the Board of Directors of Healthcare Trust of America, Inc. operates under a written charter adopted by the Board of Directors, which is available by clicking on “Corporate Governance” under “Investor Relations” on our website at www.htareit.com. The role of the Audit Committee is to oversee our financial reporting process on behalf of the Board of Directors. Our management has the primary responsibility for our financial statements as well as our financial reporting process, principles and internal controls. The independent registered public accounting firm is responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with U.S. generally accepted accounting principles.
In this context, in fulfilling its oversight responsibilities, the Audit Committee reviewed the 2019 audited financial statements with management, including a discussion of the quality and acceptability of the financial reporting and controls of Healthcare Trust of America, Inc.
The Audit Committee reviewed with Deloitte & Touche LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality and the acceptability of the financial statements and such other matters as are required to be discussed by the applicable auditing standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties). The Audit Committee has received the written disclosures from our independent registered public accounting firm required by Public Company Accounting Oversight Board (United States) (“PCAOB”) Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence” and discussed with our independent registered public accounting firm its independence within the meaning of the rules and standards of the PCAOB and the securities laws and regulations administered by the SEC. The Audit Committee has also discussed with our independent registered public accounting firm matters required to be discussed by PCAOB Auditing Standard No. 1301, Communication with Audit Committees.
The Audit Committee discussed with Deloitte & Touche LLP the overall scope and plans for the audit. The Audit Committee meets periodically with Deloitte & Touche LLP, with and without management present, to discuss the results of their examinations, their evaluations of internal controls and the overall quality of the financial reporting of Healthcare Trust of America, Inc., prior to the issuance of the financial statements.
Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 18, 2020.
This report shall not be deemed to be “soliciting material,” shall not be deemed to be incorporated by reference by any general statement incorporating by reference our proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing, and shall not otherwise be deemed filed under such Acts. This report is provided by the following independent directors, who constitute the Audit Committee:

Gary T. Wescombe, Chair
W. Bradley Blair, II
Vicki U. Booth
Maurice J. DeWald
Warren D. Fix
Peter N. Foss
Jay P. Leupp
Larry L. Mathis

ANNUAL REPORT ON FORM 10-K
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including financial statements and schedules thereto but not including exhibits, as filed with the SEC, will be sent to any stockholder of record as of the close of business on April 15, 2020 without charge upon written request addressed to: Healthcare Trust of America, Inc., 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary. A reasonable fee will be charged for copies of exhibits. You may access our Annual Report on Form 10-K for the year ended December 31, 2019 at www.htareit.com.
PROPOSALS FOR 2021 ANNUAL MEETING OF STOCKHOLDERS
Stockholder Proposals for our Proxy Statement
Under SEC regulations, any stockholder desiring to make a proposal to be acted upon at the 2021 Annual Meeting of Stockholders must cause such proposal to be received at our principal executive offices located at 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary, no later than January 15, 2021, in order for the proposal to be considered for inclusion in our proxy statement for that meeting. Stockholders also must follow the procedures prescribed in SEC Rule 14a-8 promulgated under the Exchange Act.
If a stockholder wishes to present a director nomination or other business proposal at the 2021 Annual Meeting of Stockholders, our bylaws currently require that the stockholder give advance written notice to our Secretary at our offices no earlier than December 17, 2020 and no later than 5:00 p.m., Mountain Time, on January 15, 2021. Any stockholder nominations or proposals not received by us by 5:00 p.m., Mountain Time, on January 15, 2021, will be considered untimely and will be excluded from consideration at the meeting.
Proxy Access Director Nominations
For a qualifying stockholder, or group of qualifying stockholders, to nominate a director nominee for election at our 2021 Annual Meeting of Stockholders pursuant to the “proxy access” provision of the Company’s bylaws, such qualifying stockholder or group of stockholders must comply with the then current advance notice requirements in the Company’s bylaws and deliver the proposal to our Secretary no earlier than December 17, 2020 and no later than 5:00 p.m., Mountain Time, on January 15, 2021 in order for such proposal to be considered timely. In addition, the Company’s bylaws require the qualifying stockholder or group of stockholders to update and supplement such information as of specified dates.
OTHER MATTERS
The only business to come before the 2020 Annual Meeting of Stockholders of which management is aware is set forth in this proxy statement. If any other business does properly come before the 2020 Annual Meeting of Stockholders or any postponement or adjournment thereof, the persons named in the accompanying proxy will vote all proxies in their discretion.
It is important that proxies be returned promptly. Therefore, stockholders are urged to follow the voting instructions in the accompanying Notice or proxy card.

NON-GAAP FINANCIAL MEASURES
FFO and Normalized FFO
We compute FFO in accordance with the current standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income or loss attributable to common stockholders (computed in accordance with GAAP), excluding gains or losses from sales of real estate property and impairment write-downs of depreciable assets, plus depreciation and amortization related to investments in real estate, and after adjustments for unconsolidated partnerships and joint ventures. Because FFO excludes depreciation and amortization unique to real estate, among other items, it provides a perspective not immediately apparent from net income or loss attributable to common stockholders.
We also compute Normalized FFO, which excludes from FFO: (i) transaction expenses; (ii) gain or loss on extinguishment of debt; (iii) noncontrolling income or loss from OP Units included in diluted shares (only applicable to the Company); and (iv) other normalizing items, which include items that are unusual and infrequent in nature. Our methodology for calculating Normalized FFO may be different from the methods utilized by other REITs and, accordingly, may not be comparable to other REITs.
We present FFO and Normalized FFO because we consider them important supplemental measures of our operating performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Historical cost accounting assumes that the value of real estate assets diminishes ratably over time. Since real estate values have historically risen or fallen based on market conditions, many industry investors have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. FFO and Normalized FFO should not be considered as alternatives to net income or loss attributable to common stockholders (computed in accordance with GAAP) as indicators of our financial performance, nor are they indicative of cash available to fund cash needs. FFO and Normalized FFO should be reviewed in connection with other GAAP measurements.
The following is the reconciliation of our FFO and Normalized FFO to net income attributable to common stockholders for the years ended December 31, 2019 and 2018 (in thousands, except per share data):

	Year Ended December 31,
	2019	2018
Net income attributable to common stockholders	$30,154	$213,463
Depreciation and amortization expense related to investments in real estate	287,572	277,446
Loss (gain) on sales of real estate, net	154	(165,977)
Impairment	—	8,887
Proportionate share of joint venture depreciation and amortization	1,858	1,746
FFO attributable to common stockholders	$319,738	$335,565
Transaction expenses	2,350	859
Loss (gain) on extinguishment of debt, net	21,646	(242)
Noncontrolling income from OP Units included in diluted shares	538	4,074
Other normalizing items, net	—	144
Normalized FFO attributable to common stockholders	$344,272	$340,400

Net income attributable to common stockholders per diluted share	$0.14	$1.02
FFO adjustments per diluted share, net	1.39	0.58
FFO attributable to common stockholders per diluted share	$1.53	$1.60
Normalized FFO adjustments per diluted share, net	0.11	0.02
Normalized FFO attributable to common stockholders per diluted share	$1.64	$1.62

Weighted average diluted common shares outstanding	209,605	210,061

NOI, Cash NOI and Same-Property Cash NOI
NOI is a non-GAAP financial measure that is defined as net income or loss (computed in accordance with GAAP) before: (i) general and administrative expenses; (ii) transaction expenses; (iii) depreciation and amortization expense; (iv) impairment; (v) interest expense; (vi) gain or loss on sales of real estate; (vii) gain or loss on extinguishment of debt; (viii) income or loss from unconsolidated joint venture; and (ix) other income or expense. We believe that NOI provides an accurate measure of the operating performance of our operating assets because NOI excludes certain items that are not associated with the management of our properties. Additionally, we believe that NOI is a widely accepted measure of comparative operating performance of REITs. However, our use of the term NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of our financial performance. NOI should be reviewed in connection with other GAAP measurements.
Cash NOI is a non-GAAP financial measure which excludes from NOI: (i) straight-line rent adjustments; (ii) amortization of below and above market leases/leasehold interests and other GAAP adjustments; and (iii) notes receivable interest income. Contractual base rent, contractual rent increases, contractual rent concessions and changes in occupancy or lease rates upon commencement and expiration of leases are a primary driver of our revenue performance. We believe that Cash NOI, which removes the impact of straight-line rent adjustments, provides another measurement of the operating performance of our operating assets. Additionally, we believe that Cash NOI is a widely accepted measure of comparative operating performance of REITs. However, our use of the term Cash NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of our financial performance. Cash NOI should be reviewed in connection with other GAAP measurements.
To facilitate the comparison of Cash NOI between periods, we calculate comparable amounts for a subset of our owned and operational properties referred to as “Same-Property”. Same-Property Cash NOI excludes (i) properties which have not been owned and operated by us during the entire span of all periods presented and disposed properties, (ii) our share of unconsolidated joint ventures, (iii) development, redevelopment and land parcels, (iv) properties intended for disposition in the near term which have (a) been approved by the Board of Directors, (b) are actively marketed for sale, and (c) an offer has been received at prices we would transact and the sales process is ongoing, and (v) certain non-routine items. Same-Property Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of our financial performance. Same-Property Cash NOI should be reviewed in connection with other GAAP measurements.

The following is the reconciliation of our NOI, Cash NOI and Same-Property Cash NOI to net income for the years ended December 31, 2019 and 2018 (in thousands):

	Year Ended December 31,
	2019	2018
Net income	$30,758	$217,626
General and administrative expenses	41,360	35,196
Transaction expenses	2,350	1,003
Depreciation and amortization expense	290,384	279,630
Impairment	—	8,887
Interest expense	96,632	101,849
Loss (gain) on sale of real estate, net	154	(165,977)
Loss (gain) on extinguishment of debt, net	21,646	(242)
Income from unconsolidated joint venture	(1,882)	(1,735)
Other income	(841)	(428)
NOI	$480,561	$475,809
Straight-line rent adjustments, net	(9,861)	(10,683)
Amortization of (below) and above market leases/leasehold interests, net and other GAAP adjustments	(1,534)	99
Note receivable interest income	(96)	(131)
Cash NOI	$469,070	$465,094
Acquisitions not owned/operated for all periods presented and disposed properties Cash NOI	(10,278)	(14,175)
Redevelopment Cash NOI	(2,653)	(6,457)
Intended for sale Cash NOI	(5,227)	(5,606)
Same-Property Cash NOI (1)	$450,912	$438,856
Same-Property Cash NOI percentage growth	2.7%

(1) Same-Property includes 405 buildings for the years ended December 31, 2019 and 2018.
The following is the reconciliation of our NOI, Cash NOI and Same-Property Cash NOI to net income for each quarter in 2019 and the comparable quarter in 2018 (in thousands):

	Three Months Ended March 31,
	2019	2018
Net income	$13,701	$10,016
General and administrative expenses	11,290	8,786
Transaction expenses	40	191
Depreciation and amortization expense	69,481	70,392
Impairment	—	4,606
Interest expense	23,970	26,253
Loss on sale of real estate, net	37	—
Income from unconsolidated joint venture	(486)	(570)
Other income	(535)	(35)
NOI	$117,498	$119,639
Straight-line rent adjustments, net	(3,258)	(3,166)
Amortization of (below) and above market leases/leasehold interests, net and other GAAP adjustments	234	99
Notes receivable interest income	(27)	(36)
Cash NOI	$114,447	$116,536
Acquisitions not owned/operated for all periods presented and disposed properties Cash NOI	(783)	(5,000)
Redevelopment Cash NOI	(269)	(820)
Intended for sale Cash NOI	(946)	(1,251)
Same-Property Cash NOI (1)	$112,449	$109,465
Same-Property Cash NOI percentage growth	2.7%

(1) Same-Property includes 412 buildings for the three months ended March 31, 2019 and 2018.

	Three Months Ended June 30,
	2019	2018
Net income	$16,598	$15,657
General and administrative expenses	10,079	8,725
Transaction expenses	296	396
Depreciation and amortization expense	68,429	69,104
Interest expense	24,006	26,305
Income from unconsolidated joint venture	(548)	(403)
Other income	(41)	(5)
NOI	$118,819	$119,779
Straight-line rent adjustments, net	(2,464)	(2,377)
Amortization of (below) and above market leases/leasehold interests, net and other GAAP adjustments	(357)	55
Note receivable interest income	(25)	(34)
Cash NOI	$115,973	$117,423
Acquisitions not owned/operated for all periods presented and disposed properties Cash NOI	(1,457)	(5,002)
Redevelopment Cash NOI	(845)	(1,784)
Intended for sale Cash NOI	(1,194)	(1,317)
Same-Property Cash NOI (1)	$112,477	$109,320
Same-Property Cash NOI percentage growth	2.9%

(1) Same-Property includes 408 buildings for the three months ended June 30, 2019 and 2018.

	Three Months Ended September 30,
	2019	2018
Net (loss) income	$(8,577)	$176,348
General and administrative expenses	9,788	8,770
Transaction expenses	522	346
Depreciation and amortization expense	73,820	70,568
Impairment	—	4,281
Interest expense	24,625	24,834
Gain on sale of real estate, net	—	(166,372)
Loss on extinguishment of debt, net	21,646	1,092
Income from unconsolidated joint venture	(422)	(432)
Other income	(205)	(89)
NOI	$121,197	$119,346
Straight-line rent adjustments, net	(2,539)	(2,746)
Amortization of (below) and above market leases/leasehold interests, net and other GAAP adjustments	(1,017)	(66)
Note receivable interest income	(23)	(32)
Cash NOI	$117,618	$116,502
Acquisitions not owned/operated for all periods presented and disposed properties Cash NOI	(2,449)	(2,918)
Redevelopment Cash NOI	(527)	(1,671)
Intended for sale Cash NOI	(1,436)	(1,458)
Same-Property Cash NOI (1)	$113,206	$110,455
Same-Property Cash NOI percentage growth	2.5%

(1) Same-Property includes 407 buildings for the three months ended September 30, 2019 and 2018.

	Three Months Ended December 31,
	2019	2018
Net income	$9,036	$15,605
General and administrative expenses	10,203	8,915
Transaction expenses	1,492	70
Depreciation and amortization expense	78,654	69,566
Impairment	—	—
Interest expense	24,031	24,457
Loss on sale of real estate, net	117	395
Gain on extinguishment of debt, net	—	(1,334)
Income from unconsolidated joint venture	(426)	(330)
Other income	(60)	(299)
NOI	$123,047	$117,045
Straight-line rent adjustments, net	(1,600)	(2,394)
Amortization of (below) and above market leases/leasehold interests, net and other GAAP adjustments	(394)	26
Note receivable interest income	(21)	(30)
Cash NOI	$121,032	$114,647
Acquisitions not owned/operated for all periods presented and disposed properties Cash NOI	(5,078)	(31)
Redevelopment Cash NOI	308	(1,281)
Intended for sale Cash NOI	(1,330)	(1,242)
Same-Property Cash NOI (1)	$114,932	$112,093
Same-Property Cash NOI percentage growth	2.5%

(1) Same-Property includes 410 buildings for the three months ended December 31, 2019 and 2018.

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The Board of Directors recommends you vote FOR the following:

Nominees	For	Against	Abstain
1a. Scott D. Peters	☐	☐	☐
1b. W. Bradley Blair, II	☐	☐	☐
1c. Vicki U. Booth	☐	☐	☐
1d. H. Lee Cooper	☐	☐	☐
1e. Warren D. Fix	☐	☐	☐
1f. Peter N. Foss	☐	☐	☐
1g. Jay P. Leupp	☐	☐	☐
1h. Gary T. Wescombe	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2. and 3..	For	Against	Abstain
2. To approve, on an advisory vote, the compensation of our named executive officers.	☐	☐	☐
3. To consider and vote upon the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year ending December 31, 2020.	☐	☐	☐

You may obtain directions to attend the 2020 Annual Meeting of Stockholders of Healthcare Trust of America, Inc. by calling (480) 998-3478.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000464503_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report on Form 10-K for the year ending 2019 are available at www.proxyvote.com

HEALTHCARE TRUST OF AMERICA, INC.
Annual Meeting of Stockholders
July 7, 2020 9:00 AM PDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint Scott D. Peters and Robert A. Milligan, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to attend the Annual Meeting of Stockholders of HEALTHCARE TRUST OF AMERICA, INC., a Maryland corporation, to be held at 09:00 AM PDT local time on July 7, 2020, at the Westin Kierland 6902 East Greenway Parkway Scottsdale, Arizona 85254, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all the powers possessed by the undersigned if personally present at the meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement, the terms of each of which are incorporated herein by reference, and revokes any proxy heretofore given with respect to such meeting or any postponement or adjournment thereof.

The votes entitled to be cast by the undersigned, when this proxy is properly executed, will be cast in the manner directed herein. If no such direction is executed, but no such direction is made, the votes entitled to be casted by the undersigned will be casted in accordance with the Board of Directors' recommendations, as described in the Proxy statement. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the Annual meeting or any postponement or adjourment thereof.

0000464503_2 R1.0.1.18

Continued and to be signed on reverse side